EXHIBIT 10.1

JOINT VENTURE AND OPERATING AGREEMENT

by and among

VISIONWAVE HOLDINGS, INC.,

a Delaware corporation,

SADOT GROUP INC.,

a Nevada corporation,

and

CMJV LLC,

a Nevada limited liability company

relating to

C.M. COMPOSITE MATERIALS LTD.

Dated as of September 30, 2026

TABLE OF CONTENTS

ARTICLE I	Definitions and Interpretation
ARTICLE II	Formation of CMJV; Contribution of CM Rights; Capitalization
ARTICLE III	Closing; Entry Premium; Closing Deliveries
ARTICLE IV	Sadot Capital Commitment; Matching Funding; True-Up
ARTICLE V	Advances to CM under the Loan Agreement; Security
ARTICLE VI	The CM Acquisition; Belrise Condition; Buyer Call Option
ARTICLE VII	Governance of CMJV
ARTICLE VIII	Distributions; Application of Proceeds
ARTICLE IX	Transfers of Units
ARTICLE X	Funding Default
ARTICLE XI	Deadlock; Valuation
ARTICLE XII	Representations and Warranties
ARTICLE XIII	Covenants
ARTICLE XIV	Indemnification
ARTICLE XV	Term; Long-Stop Failure; Entry Premium Adjustment; Dissolution
ARTICLE XVI	Miscellaneous
SCHEDULE A	VisionWave Cumulative Funding Amount Schedule
SCHEDULE B	Initial Managers and Officers of CMJV LLC
SCHEDULE C	Initial Approved Budget and Funding Plan
SCHEDULE D	Notice Addresses
EXHIBIT A	Form of Articles of Organization of CMJV LLC
EXHIBIT B	Form of Contribution and Assignment Agreement
EXHIBIT C	Form of Acknowledgment, Consent and Loan Agreement Amendment (CM and Seller)
EXHIBIT D	Form of Joinder Agreement
EXHIBIT E	Form of Draw Request

JOINT VENTURE AND OPERATING AGREEMENT

This JOINT VENTURE AND OPERATING AGREEMENT (this “Agreement”) is entered into as of September 30, 2026 (the “Effective Date”), by and among VISIONWAVE HOLDINGS, INC., a Delaware corporation whose common stock is listed on The Nasdaq Stock Market LLC under the symbol “VWAV” (“VisionWave”), SADOT GROUP INC., a Nevada corporation whose common stock is listed on The Nasdaq Stock Market LLC under the symbol “SDOT” (“Sadot”), and CMJV LLC, a Nevada limited liability company organized by VisionWave for purposes of the transactions contemplated hereby and, from and after the Closing, owned by VisionWave and Sadot as its members (“CMJV”). VisionWave and Sadot are sometimes referred to individually as a “Member” and collectively as the “Members”, and VisionWave, Sadot and CMJV are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	VisionWave is party to that certain Investment and Share Purchase Agreement dated as of February 20, 2026 (as amended by the First Amendment thereto dated February 26, 2026 and as supplemented by the Side Letter dated March 11, 2026 and the Side Letter dated July 28, 2026, the “Share Purchase Agreement”) among VisionWave, as buyer, Matania (Mati) Moskovich, as seller (the “Seller”), and, solely for purposes of acknowledgment and certain covenants, C.M. Composite Materials Ltd., an Israeli company, registration number 513931980 (“CM”), pursuant to which VisionWave agreed to acquire from the Seller 10.2 ordinary shares of CM representing fifty-one percent (51%) of the issued and outstanding share capital of CM (the “Purchased Shares”), in exchange for 250,000 shares of VisionWave common stock, and was granted a call option in respect of the remaining 9.8 ordinary shares of CM held by the Seller.

B.	The consummation of the acquisition of the Purchased Shares (the “CM Acquisition”) is conditioned upon, among other things, the satisfaction or waiver by VisionWave of the Belrise Condition, which requires that CM and FBM Composite Materials Ltd. have entered into binding definitive joint venture agreements with Belrise Industries Limited substantially on the terms of the Memorandum of Understanding dated February 16, 2026. As of the Effective Date, the Belrise Condition has not been satisfied or waived, the CM Acquisition has not been consummated, and the Belrise Long-Stop Date and the Outside Closing Date under the Share Purchase Agreement have each been extended to December 31, 2026.

C.	VisionWave is also party to that certain Loan Agreement dated as of February 20, 2026 with CM, as borrower (the “Loan Agreement”), pursuant to which VisionWave agreed to make secured advances to CM in an aggregate principal amount of up to U.S. $5,000,000, bearing interest at twelve percent (12%) per annum and maturing three (3) years after the date thereof, secured by a first-priority security interest in substantially all of the assets of CM and evidenced by a promissory note (the “Note”). VisionWave has also made advances to CM evidenced by a promissory note dated February 4, 2026 and, through its Israeli subsidiary, has made additional advances to CM.

D.	As of September 30, 2026, VisionWave and its Israeli subsidiary have advanced to or for the benefit of CM an aggregate of U.S. $7,814,323, as itemized in Schedule A, and VisionWave is presently a secured lender to CM and a contractual acquirer of the Purchased Shares but does not own any equity interest in CM.

E.	VisionWave has caused CMJV to be organized as a limited liability company under the laws of the State of Nevada for the purpose of holding VisionWave’s rights under the Share Purchase Agreement and the Loan Agreement, acting as lender to CM, and consummating the CM Acquisition, and VisionWave will contribute all of such rights to CMJV at the Closing.

F.	Sadot desires to participate with VisionWave, as an equal economic partner, in the financing of CM and in the CM Acquisition, and to that end (i) VisionWave has agreed to admit Sadot as a fifty percent (50%) member of CMJV at the Closing, (ii) Sadot has agreed to provide the future funding of CM under the Loan Agreement, through capital contributions to CMJV that CMJV will on-lend to CM as secured advances under the Loan Agreement, in an aggregate amount equal to the amount that VisionWave and its Israeli subsidiary have provided to CM, (iii) the Units issued to Sadot at the Closing are issued in consideration of that funding commitment and, if Sadot has not funded the commitment in full within twelve (12) months after the Closing, will be reduced pro rata to the amount actually funded, and (iv) Sadot has agreed to issue to VisionWave 250,000 shares of Sadot common stock as a strategic participation and joint venture entry premium, all on the terms and subject to the conditions set forth in this Agreement.

G.	The board of directors of each of VisionWave and Sadot has approved this Agreement and the transactions contemplated hereby, and the Parties are executing this Agreement and consummating the Closing simultaneously on the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1       Defined Terms. As used in this Agreement, the following terms have the meanings set forth below. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Share Purchase Agreement or the Loan Agreement, as the context requires.

“Additional Qualifying VisionWave Advance” means any advance of funds made by VisionWave or any of its Affiliates to or for the benefit of CM after the Baseline Date that (a) is made pursuant to an Approved Budget or an Approved Draw Request, or is otherwise approved in writing by Sadot as a Reserved Matter, (b) satisfies the criteria for a Qualifying VisionWave Advance, and (c) is documented as an Advance under the Loan Agreement (as assigned to CMJV) or is otherwise contributed to CMJV pursuant to Section 4.7.

“Adjusted VisionWave Funding Amount” means, at any time, the sum of (a) the VisionWave Cumulative Funding Amount and (b) the aggregate amount of all Additional Qualifying VisionWave Advances made through such time, in each case expressed in U.S. Dollars in accordance with Section 1.3.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person; provided that (a) CMJV shall not be deemed an Affiliate of either Member for purposes of this Agreement and (b) CM and its Subsidiaries shall not be deemed Affiliates of either Member or of CMJV prior to the CM Acquisition Closing.

“Agreement” means this Joint Venture and Operating Agreement, including all Schedules and Exhibits hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 16.4.

“Applicable Law” means any statute, law, ordinance, rule, regulation, code, order, judgment, injunction, decree or listing standard (including the rules of Nasdaq) of any Governmental Authority applicable to the Person, property or matter in question.

“Approved Budget” means the budget and twelve (12) month funding plan for CM approved by the Board in accordance with Section 7.9, as the same may be amended from time to time with the approval of the Board, the initial form of which is attached as Schedule C.

“Approved Draw Request” has the meaning set forth in Section 4.4(c).

“Articles” means the Articles of Organization of CMJV filed with the Secretary of State of the State of Nevada pursuant to NRS 86.151, in the form attached as Exhibit A, as amended from time to time in accordance with this Agreement.

“Baseline Date” means September 30, 2026.

“Belrise” means Belrise Industries Limited, an Indian company, and its designated Affiliates.

“Belrise Condition” has the meaning set forth in Section 2.8 of the Share Purchase Agreement (as added by the First Amendment).

“Belrise JV Agreements” has the meaning set forth in the First Amendment.

“Belrise Long-Stop Date” means December 31, 2026, as extended pursuant to the Extension Side Letter, or such later date as may be established in accordance with Section 6.3(b).

“Belrise MOU” means the Memorandum of Understanding dated February 16, 2026 among CM and/or FBM and Belrise, as described in the First Amendment.

“Board” has the meaning set forth in Section 7.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Las Vegas, Nevada or Tel Aviv, Israel are authorized or required by Applicable Law to close.

“Buyer Call Option” means the call option granted to Buyer under Section 2.1.1 of the Share Purchase Agreement in respect of the Option Shares.

“Buyer Shares” has the meaning set forth in the Share Purchase Agreement (being 250,000 shares of VisionWave common stock issuable to the Seller as consideration for the Purchased Shares).

“Capital Commitment” has the meaning set forth in Section 4.1.

“Closing” and “Closing Date” have the meanings set forth in Section 3.1.

“CM” means C.M. Composite Materials Ltd., a company organized under the laws of the State of Israel, registration number 513931980.

“CM Acknowledgment” means the Acknowledgment, Consent and Loan Agreement Amendment to be executed by CM and the Seller substantially in the form attached as Exhibit C.

“CM Acquisition” means the acquisition of the Purchased Shares pursuant to the Share Purchase Agreement, as assigned to CMJV pursuant to Section 2.3.

“CM Acquisition Closing” means the “Closing” as defined in Section 2.3 of the Share Purchase Agreement.

“CM Board” means the board of directors of CM.

“CM Collateral” means the “Collateral” as defined in the Loan Agreement, together with all other property of CM or any other Person now or hereafter securing any CM Loan Obligations.

“CM Loan Documents” means, collectively, (a) the Loan Agreement, (b) the Note, (c) the Prior Notes, (d) all security agreements, pledges, debentures, charges, financing statements, registrations with the Israeli Registrar of Companies or Registrar of Pledges, control agreements and other collateral documents securing any CM Loan Obligations, (e) the March Side Letter, to the extent relating to the CM Loans, and (f) all amendments, waivers, extensions and supplements to any of the foregoing, including the CM Acknowledgment.

“CM Loan Obligations” means all “Obligations” as defined in the Loan Agreement and all principal, interest, fees, expenses, indemnities and other amounts owing by CM under the CM Loan Documents, including in respect of the Prior Notes and the Israel Advances.

“CM Loans” means, collectively, all loans, advances and other extensions of credit made to or for the benefit of CM by VisionWave, VisionWave Israel or CMJV, whether before or after the Closing, including the Prior Advances, the Israel Advances, all Advances under the Loan Agreement and all Matching Advances on-lent pursuant to Article V.

“CM Rights” means all of VisionWave’s and its Affiliates’ right, title and interest in, to and under (a) the Share Purchase Agreement, including the right to acquire the Purchased Shares, the Buyer Call Option and all rights to indemnification thereunder, (b) the CM Loan Documents, the CM Loans, the CM Loan Obligations and the CM Collateral (including all liens, pledges and security interests securing the same and all rights of a secured party in respect thereof), (c) the Belrise MOU and any Belrise JV Agreements, to the extent VisionWave or any of its Affiliates has or acquires any rights therein, and (d) all books, records, correspondence, due diligence materials and other information relating to CM, FBM and the foregoing; but excluding the Retained Obligations.

“CMJV” means CMJV LLC, a Nevada limited liability company.

“CMJV Board Designee” has the meaning set forth in Section 7.2(a).

“Confidential Information” has the meaning set forth in Section 13.1.

“Contribution Agreement” means the Contribution and Assignment Agreement among VisionWave, VisionWave Israel and CMJV substantially in the form attached as Exhibit B.

“Contribution Price” means U.S. $1.00 per Unit.

“Deadlock” has the meaning set forth in Section 11.1.

“Draw Request” has the meaning set forth in Section 4.4(a).

“Encumbrance” means any lien, pledge, charge, mortgage, security interest, hypothecation, option, right of first refusal, voting agreement, proxy, restriction on transfer or other encumbrance of any kind.

“Entry Premium Shares” means 250,000 shares of Sadot Common Stock, subject to equitable adjustment for any stock split, reverse stock split, stock dividend, reclassification or similar event affecting Sadot Common Stock occurring after the date of this Agreement and prior to issuance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Side Letter” means the Side Letter dated July 28, 2026 among VisionWave, the Seller and CM extending the Belrise Long-Stop Date and the Outside Closing Date.

“Fair Market Value” means, with respect to any Units, the cash price at which a willing buyer and a willing seller, neither being under any compulsion, would exchange such Units in an arm’s-length transaction, determined in accordance with Section 11.4.

“FBM” means FBM Composite Materials Ltd., an Israeli company, registration number 513850016, a wholly owned subsidiary of CM, which is the subject of the insolvency proceedings in Israel described in Section 12.2(f) of the VisionWave Disclosure Schedule.

“First Amendment” means the First Amendment to the Share Purchase Agreement dated February 26, 2026.

“Funded Amount” has the meaning set forth in Section 4.6(b).

“Funded Percentage” means, at any time, a fraction, expressed as a percentage, the numerator of which is the Funded Amount at such time and the denominator of which is the Adjusted VisionWave Funding Amount at such time.

“Funding Cap” has the meaning set forth in Section 4.2(b).

“Funding Default” has the meaning set forth in Section 10.1.

“Funding Notice” has the meaning set forth in Section 4.4(d).

“Funding Period” means the period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date, as such period may be extended pursuant to Section 4.3(c).

“Giza” means Giza Zinger Even Mezzanine, Limited Partnership.

“Giza Settlement Agreement” means the settlement agreement dated February 5, 2026 among Giza, the Seller and CM, as described in the March Side Letter.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or supranational government, or any court, tribunal, arbitrator, regulatory or administrative agency, commission or authority, or any securities exchange (including Nasdaq).

“Israel Advances” means the advances made by VisionWave Israel to or for the benefit of CM on or prior to the Baseline Date in the aggregate amount of U.S. $1,089,928.86, being the two line items designated “VWAV IL” in Schedule A.

“Loan Agreement” means the Loan Agreement dated as of February 20, 2026 between VisionWave, as lender, and CM, as borrower, as amended by the CM Acknowledgment and as further amended from time to time in accordance with this Agreement.

“Long-Stop Failure” has the meaning set forth in Section 15.2(a).

“Losses” means any and all losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs and expenses (including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder).

“Manager” means a member of the Board, who shall be a “manager” of CMJV within the meaning of NRS 86.071.

“March Side Letter” means the Side Letter dated March 11, 2026 among VisionWave, CM, Giza and the Seller.

“Matching Advance” means each capital contribution made by Sadot to CMJV pursuant to Article IV in respect of an Approved Draw Request, and “Matching Advances” means all of them, collectively.

“Matching Commitment” means, at any time, the amount, if any, by which the Capital Commitment exceeds the Funded Amount at such time, subject to the Funding Cap and to reduction or termination in accordance with Sections 4.3, 4.6, 10.3 and 15.2.

“Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of CM and FBM, taken as a whole, (b) the validity, enforceability, perfection or priority of the CM Loan Documents or the liens on the CM Collateral, or (c) the ability of VisionWave or CMJV to consummate the CM Acquisition.

“Member” means each of VisionWave and Sadot, and any Permitted Transferee or other transferee of Units that is admitted as a member of CMJV in accordance with Article IX and executes a joinder in the form attached as Exhibit D, for so long as such Person holds Units.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Note” means the Promissory Note issued by CM to VisionWave pursuant to Section 2.4 of the Loan Agreement.

“NRS” means the Nevada Revised Statutes.

“Option Shares” means the 9.8 ordinary shares of CM that are the subject of the Buyer Call Option.

“Outside Closing Date” means December 31, 2026, as extended pursuant to the Extension Side Letter, or such later date as may be established in accordance with Section 6.3(b).

“Parity Date” means the first date on which the Funded Amount equals the Adjusted VisionWave Funding Amount.

“Percentage Interest” means, with respect to each Member at any time, the percentage obtained by dividing the number of Units held by such Member by the total number of Units then issued and outstanding.

“Permitted Transferee” has the meaning set forth in Section 9.2.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority or other entity.

“Prior Advances” means the advances made by VisionWave to CM on or about December 26, 2025 (U.S. $398,345), January 22, 2026 (U.S. $200,000) and February 5, 2026 (U.S. $500,000) and evidenced by the Prior Notes, together with any other advances made by VisionWave to CM prior to the Effective Date of the Loan Agreement and identified in Schedule A.

“Prior Notes” means the promissory note dated February 4, 2026 issued by CM to VisionWave and any other promissory notes evidencing the Prior Advances.

“Priority Return” has the meaning set forth in Section 8.2(a).

“Purchased Shares” means 10.2 ordinary shares of CM representing fifty-one percent (51%) of the issued and outstanding share capital of CM, as more fully described in the Share Purchase Agreement.

“Qualifying VisionWave Advance” means each advance of funds by VisionWave or VisionWave Israel to or for the benefit of CM that (a) was funded in cash, (b) is evidenced by a CM Loan Document or other written documentation reasonably satisfactory to Sadot, and (c) is identified in Schedule A, together with wire confirmations or other supporting evidence of funding; provided that, unless otherwise expressly agreed in writing by Sadot, Qualifying VisionWave Advances shall exclude (i) equity purchase consideration (including the Buyer Shares), (ii) advisory, origination, placement, brokerage or similar fees, (iii) duplicate entries and amounts subsequently reversed, refunded or repaid, (iv) accrued interest, default interest, penalties and late charges, (v) internal cost allocations, management time and overhead, (vi) expenses not paid to or for the direct benefit of CM or FBM, and (vii) amounts not supported by documentation reasonably satisfactory to Sadot.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, counsel, accountants, financial advisors and other representatives.

“Reserved Matters” has the meaning set forth in Section 7.6.

“Retained Obligations” means (a) the obligation of VisionWave to issue and deliver the Buyer Shares to the Seller (or its designee) at the CM Acquisition Closing, together with VisionWave’s obligations under Sections 2.7, 5.8 and 5.9 of the Share Purchase Agreement with respect to the Buyer Shares, (b) the obligation of VisionWave to issue shares of VisionWave common stock in payment of the Option Purchase Price upon any exercise of the Buyer Call Option, and (c) any liability of VisionWave under the Share Purchase Agreement or the CM Loan Documents arising from acts or omissions of VisionWave prior to the Closing.

“Sadot” means Sadot Group Inc., a Nevada corporation.

“Sadot Common Stock” means the common stock, par value $0.0001 per share, of Sadot, listed on Nasdaq under the symbol “SDOT”.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Matania (Mati) Moskovich, an individual residing in Israel, the sole shareholder and sole director of CM as of the date of this Agreement.

“Share Purchase Agreement” means the Investment and Share Purchase Agreement dated as of February 20, 2026 among VisionWave, the Seller and CM, as amended by the First Amendment, as supplemented by the March Side Letter and the Extension Side Letter, and as further amended, supplemented or modified from time to time in accordance with this Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50%) of the outstanding voting securities or other equity interests are owned, directly or indirectly, by such first Person.

“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, pledge, hypothecation, grant of a security interest in, or other disposition or encumbrance of any Units or any interest therein, whether voluntary, involuntary or by operation of law, and including any transfer of a controlling interest in a Permitted Transferee holding Units.

“True-Up” and “True-Up Date” have the meanings set forth in Section 4.6(b).

“Unfunded Amount” has the meaning set forth in Section 4.6(b).

“Units” means units of limited liability company interest in CMJV, each representing a membership interest in CMJV with the rights, powers, preferences and obligations set forth in this Agreement, and any securities issued in exchange for or in respect of such units by way of split, distribution, recapitalization, reclassification, merger, conversion or otherwise.

“VisionWave” means VisionWave Holdings, Inc., a Delaware corporation.

“VisionWave Common Stock” means the common stock, par value $0.01 per share, of VisionWave, listed on Nasdaq under the symbol “VWAV”.

“VisionWave Cumulative Funding Amount” means the aggregate U.S. Dollar amount of all Qualifying VisionWave Advances funded on or prior to the Baseline Date, as finally determined and agreed by the Members in Schedule A in accordance with Section 2.5, being U.S. $7,814,323, consisting of the advances funded by VisionWave and by VisionWave Israel identified in Schedule A.

“VisionWave Israel” means VisionWave IL Ltd., an Israeli company and wholly owned Subsidiary of VisionWave.

“Willful Breach” means a material breach of this Agreement that is the consequence of a deliberate act or deliberate failure to act by the breaching party with the actual knowledge that the taking of such act or failure to act would, or would reasonably be expected to, constitute a material breach of this Agreement.

1.2       Interpretation. In this Agreement, unless the context otherwise requires: (a) headings are for convenience only and do not affect interpretation; (b) words importing the singular include the plural and vice versa; (c) “including” and similar words mean “including, without limitation”; (d) references to Articles, Sections, Schedules and Exhibits are to those of this Agreement; (e) references to any agreement or document are to that agreement or document as amended, supplemented or modified from time to time in accordance with its terms and, where applicable, this Agreement; (f) references to “$” or “U.S. $” are to United States dollars and references to “NIS” are to New Israeli Shekels; (g) “or” is not exclusive; (h) the phrase “to the extent” means the degree to which a subject or thing extends and not simply “if”; and (i) this Agreement has been negotiated by sophisticated parties represented by counsel, and no rule of construction against the drafting party shall apply.

1.3       Currency Conversion. For all purposes of this Agreement, including the determination of the VisionWave Cumulative Funding Amount, the Adjusted VisionWave Funding Amount and the number of Units issuable in respect of any contribution, (a) the Israel Advances and any other amount denominated in NIS and funded on or prior to the Baseline Date shall be converted into U.S. Dollars at the rate of NIS 2.98 per U.S. $1.00 (the “Agreed Exchange Rate”), and (b) any amount denominated in a currency other than U.S. Dollars and funded after the Baseline Date shall be converted into U.S. Dollars at the representative rate published by the Bank of Israel (or, for any other currency, the rate published by the Wall Street Journal) on the Business Day immediately preceding the date of funding. Once converted, an amount shall not be re-measured for changes in exchange rates.

1.4       Relationship to Share Purchase Agreement and Loan Agreement. Nothing in this Agreement amends or modifies the Share Purchase Agreement or the CM Loan Documents as between CMJV (as assignee of VisionWave) and the Seller or CM, and neither the Seller nor CM is a third-party beneficiary of this Agreement. As between the Members and CMJV, in the event of any conflict between this Agreement and the Articles, this Agreement shall control to the fullest extent permitted by Applicable Law, and the Members shall promptly cause the Articles to be amended to eliminate such conflict.

ARTICLE II

FORMATION OF CMJV; CONTRIBUTION OF CM RIGHTS; CAPITALIZATION

2.1       Formation; Operating Agreement. VisionWave has caused CMJV to be organized as a manager-managed limited liability company under Chapter 86 of the Nevada Revised Statutes by the filing of the Articles with the Secretary of State of the State of Nevada on September 29, 2026. This Agreement constitutes the operating agreement of CMJV within the meaning of NRS 86.101 and, together with the Articles, governs the affairs of CMJV and the conduct of its business. Sadot is hereby admitted as a Member of CMJV effective as of the Closing. VisionWave shall cause CMJV to (a) obtain a federal employer identification number, (b) qualify to do business in each jurisdiction in which such qualification is required, and (c) take no action and incur no liability other than in connection with its organization and the transactions contemplated by this Agreement.

2.2       Purpose. The purpose of CMJV is (a) to hold, administer, enforce and realize upon the CM Rights, (b) to act as lender under the CM Loan Documents and to make Advances to CM in accordance with Article V, (c) to consummate the CM Acquisition and, following the CM Acquisition Closing, to hold the CM Loans and the Purchased Shares and to exercise the rights of a shareholder of CM, (d) to hold and, if the Board so determines in accordance with Section 7.6, to exercise the Buyer Call Option, (e) to participate in the Belrise JV Agreements and any related transactions to the extent the CM Rights so provide, and (f) to engage in any lawful activity incidental or related to the foregoing. CMJV shall not engage in any other business without the approval of the Board in accordance with Section 7.6.

2.3       Contribution and Assignment of CM Rights by VisionWave.

(a) At the Closing, VisionWave shall, and shall cause VisionWave Israel to, contribute, assign, transfer and deliver to CMJV all of the CM Rights, free and clear of all Encumbrances (other than restrictions arising under the Share Purchase Agreement, the CM Loan Documents, the March Side Letter and Applicable Law), pursuant to the Contribution Agreement. The assignment of the Share Purchase Agreement is made in reliance on Section 9.6 thereof, which permits Buyer to assign its rights and obligations to an Affiliate without the consent of the other parties, provided that VisionWave remains liable for its obligations thereunder. The assignment of the CM Loan Documents is made in reliance on Section 8.5 of the Loan Agreement and Section 11 of the Note, which permit Lender to assign without Borrower’s consent.

(b) CMJV shall assume, and agrees to perform and discharge when due, all obligations of Buyer under the Share Purchase Agreement and of Lender under the CM Loan Documents arising from and after the Closing, other than the Retained Obligations, which shall remain the sole obligations of VisionWave. VisionWave shall perform the Retained Obligations for the benefit of CMJV without any additional consideration and shall be entitled to no additional Units in respect thereof, it being acknowledged that the issuance of the Buyer Shares to the Seller is the equity consideration for the Purchased Shares contemplated by the Share Purchase Agreement, that the value of the Buyer Shares was fixed in the Share Purchase Agreement at U.S. $2,500,000, and that VisionWave’s contribution of that consideration is reflected in the Entry Premium Shares and the allocation of Units provided for in this Agreement.

(c) VisionWave shall, and shall cause VisionWave Israel to, deliver to CMJV at the Closing (i) the original Note and Prior Notes, duly endorsed to CMJV, (ii) executed assignments of all security interests, pledges and charges over the CM Collateral, in form suitable for registration with the Israeli Registrar of Companies and Registrar of Pledges and for filing under the Uniform Commercial Code, as applicable, (iii) a notice of assignment to CM and the Seller in the form included in the CM Acknowledgment, and (iv) all books, records and files relating to the CM Rights.

(d) The Members intend that the contribution of the CM Rights to CMJV by VisionWave and VisionWave Israel qualify as a tax-free contribution to a partnership under Section 721 of the Internal Revenue Code of 1986, as amended, and shall report consistently therewith except as otherwise required by a final determination of a taxing authority.

2.4       Capitalization; Issuance of Units at Closing.

(a) The limited liability company interests in CMJV are denominated in Units. CMJV may issue an unlimited number of Units, subject to Section 2.6 and the Reserved Matters. Any Units issued to VisionWave in connection with the organization of CMJV prior to the Closing shall be cancelled at the Closing and replaced by the Units issued pursuant to Section 2.4(b).

(b) At the Closing, CMJV shall issue (i) to VisionWave, in consideration of the contribution of the CM Rights, a number of Units equal to the quotient obtained by dividing the VisionWave Cumulative Funding Amount by the Contribution Price, rounded to the nearest whole Unit, and (ii) to Sadot, in consideration of the Capital Commitment, an equal number of Units. Based on the VisionWave Cumulative Funding Amount set forth in Schedule A, 7,814,323 Units shall be issued to each of VisionWave and Sadot at the Closing, so that immediately following the Closing each Member holds a fifty percent (50%) Percentage Interest, subject to adjustment upon the final determination of Schedule A pursuant to Section 2.5 and to the True-Up pursuant to Section 4.6.

(c) Sadot’s Capital Commitment constitutes a binding obligation of Sadot to contribute cash to CMJV in the amount and on the terms set forth in Article IV, is a contribution obligation enforceable by CMJV and VisionWave in accordance with NRS 86.391, and is not conditioned on any financing or any other event other than as expressly set forth in Section 4.5. The Units issued to Sadot at the Closing are subject to cancellation in accordance with Section 4.6 to the extent the Capital Commitment is not funded in full by the True-Up Date.

(d) The Members acknowledge and agree that (i) the Contribution Price has been established solely as a mechanism for allocating Units between the Members in proportion to their respective cash funding of CM and Sadot’s Capital Commitment, (ii) the Contribution Price is not a representation as to the value of a Unit, the CM Rights or CMJV, and (iii) the value contributed by VisionWave in respect of the Share Purchase Agreement, the Buyer Call Option, the CM Collateral, the Belrise opportunity and VisionWave’s origination and structuring of the CM opportunity is separately compensated by the Entry Premium Shares pursuant to Section 3.3 and is not reflected in the number of Units issued to VisionWave.

2.5       VisionWave Cumulative Funding Amount Schedule.

(a) Attached as Schedule A is the VisionWave Cumulative Funding Amount Schedule, which identifies each Qualifying VisionWave Advance funded on or prior to the Baseline Date by date, payor, recipient or purpose and amount, and which shall be supplemented prior to the Closing to identify for each such advance the governing CM Loan Document and the supporting evidence of funding.

(b) VisionWave has delivered to Sadot copies of the supporting evidence for the advances identified in Schedule A, and Sadot has reviewed such evidence to its satisfaction. The Members have agreed upon and initialed the final Schedule A, which shall be conclusive and binding on the Members as to the VisionWave Cumulative Funding Amount absent fraud or manifest error.

(c) If, within sixty (60) days after the Closing Date, either Member identifies a Qualifying VisionWave Advance funded on or prior to the Baseline Date that was omitted from Schedule A, or an amount included in Schedule A that does not satisfy the definition of Qualifying VisionWave Advance, the Members shall negotiate in good faith to correct Schedule A, and any dispute shall be submitted to an independent accounting firm of national standing mutually acceptable to the Members (the “Independent Accountant”) for determination within thirty (30) days. Upon any correction of Schedule A, (i) CMJV shall issue to VisionWave such additional Units, or cancel such Units held by VisionWave, as are required to reflect the VisionWave Cumulative Funding Amount as so corrected, (ii) the Capital Commitment shall be increased or reduced by the same amount, and (iii) CMJV shall issue to Sadot, or cancel, an equal number of Units, so that the Members continue to hold equal Percentage Interests. The fees of the Independent Accountant shall be borne by the Members in inverse proportion to their respective success on the disputed items.

(d) Any amount that is excluded from the VisionWave Cumulative Funding Amount shall not be forfeited by VisionWave but shall be treated as a subordinated intercompany claim of VisionWave against CM that is not contributed to CMJV, is not matched by Sadot and is not secured by the CM Collateral, unless the Members otherwise agree in writing.

2.6       Subsequent Issuances of Units. Following the Closing, CMJV shall issue Units only (a) to VisionWave in respect of Additional Qualifying VisionWave Advances, and to Sadot in respect of any corresponding increase in its Capital Commitment, in accordance with Section 4.7, (b) to a Member that funds a Cure Contribution in accordance with Section 10.3(b), (c) to the Members pro rata in accordance with their Percentage Interests in respect of any additional capital approved as a Reserved Matter, (d) in connection with a correction of Schedule A pursuant to Section 2.5(c), or (e) as otherwise approved as a Reserved Matter. Each issuance of Units shall be at the Contribution Price unless the Members otherwise agree as a Reserved Matter. CMJV shall not issue any options, warrants, convertible securities or other rights to acquire Units except as approved as a Reserved Matter.

2.7       Preemptive Rights. If CMJV proposes to issue any Units or other equity securities other than pursuant to Sections 2.6(a), (b) or (d), each Member shall have the right, exercisable by written notice within fifteen (15) Business Days after receipt of notice of the proposed issuance, to subscribe for its Percentage Interest of such securities on the same terms and conditions.

2.8       No Other Assets or Liabilities. CMJV shall not, without the approval of the Board as a Reserved Matter, hold any assets other than the CM Rights, the Purchased Shares, cash received from the Members or CM, and assets incidental thereto, or incur any indebtedness for borrowed money or any guarantee of the obligations of any other Person.

ARTICLE III

CLOSING; ENTRY PREMIUM; CLOSING DELIVERIES AND CONDITIONS

3.1       Closing. The closing of the transactions contemplated by Articles II and III (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement by all Parties on the Effective Date, remotely by electronic exchange of documents and signatures (the date on which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date. Each Party acknowledges that its execution and delivery of this Agreement constitutes its confirmation that all deliveries required to be made by the other Parties at the Closing under this Article III have been made or waived.

3.2       VisionWave Closing Deliveries. At the Closing, VisionWave shall deliver or cause to be delivered to Sadot and CMJV:

(a) the Contribution Agreement, duly executed by VisionWave, VisionWave Israel and CMJV, together with the deliverables described in Section 2.3(c);

(b) true, correct and complete copies of the Share Purchase Agreement, the First Amendment, the March Side Letter, the Extension Side Letter, the Loan Agreement, the Note, the Prior Notes, all CM Loan Documents, the Belrise MOU, the Giza Settlement Agreement and all other agreements, waivers, consents, notices and material correspondence relating to the CM Rights, each certified by an officer of VisionWave as true, correct and complete and in full force and effect;

(c) the CM Acknowledgment, duly executed by CM and the Seller;

(d) the final Schedule A, initialed by VisionWave, together with the supporting evidence described in Section 2.5;

(e) a certificate of existence of CMJV issued by the Secretary of State of the State of Nevada, dated not more than five (5) Business Days prior to the Closing Date, and a certified copy of the Articles;

(f) a certificate of the Secretary of VisionWave certifying (i) the resolutions of its board of directors authorizing this Agreement and the transactions contemplated hereby, (ii) its organizational documents, and (iii) the incumbency of its signatories, and a certificate of the Manager of CMJV certifying the written consent of VisionWave, as sole member of CMJV prior to the Closing, approving this Agreement and the transactions contemplated hereby;

(g) evidence reasonably satisfactory to Sadot of the filing or submission for registration of the assignment to CMJV of the security interests and pledges over the CM Collateral with the Israeli Registrar of Companies and Registrar of Pledges (or an undertaking of Israeli counsel to VisionWave to complete such registration within thirty (30) days after the Closing Date);

(h) a written status report regarding the Belrise Condition, the Belrise JV Agreements, the Giza Settlement Agreement and the insolvency proceedings affecting FBM, certified by an executive officer of VisionWave;

(i) the investor representation letter described in Section 3.3(c), duly executed by VisionWave;

(j) the Unit ledger of CMJV reflecting the Units issued to VisionWave and to Sadot pursuant to Section 2.4(b); and

(k) such other documents and instruments as Sadot may reasonably request to consummate the transactions contemplated hereby.

3.3       Sadot Closing Deliveries; Entry Premium Shares.

(a) At the Closing, Sadot shall issue to VisionWave the Entry Premium Shares, and shall deliver to VisionWave evidence of the irrevocable instruction to Sadot’s transfer agent to record the issuance of the Entry Premium Shares in the name of VisionWave in book-entry form, bearing the legend set forth in Section 3.3(d).

(b) The Entry Premium Shares are issued as consideration for VisionWave’s admission of Sadot as an equal participant in the CM opportunity through CMJV, for VisionWave’s origination, structuring and negotiation of the Share Purchase Agreement, the CM Loan Documents and the Belrise opportunity, and for VisionWave’s performance of the Retained Obligations. The Entry Premium Shares (i) are not a loan or advance to CM, (ii) do not constitute or count toward the Capital Commitment or any Matching Advance, (iii) are not consideration for any present ownership interest in CM, which VisionWave does not hold as of the Closing, and (iv) are fully earned upon issuance and are not subject to forfeiture, clawback, offset or return except as expressly provided in Section 15.3.

(c) VisionWave represents and warrants to Sadot that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, is acquiring the Entry Premium Shares for its own account for investment and not with a view to distribution in violation of the Securities Act, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment, and understands that the Entry Premium Shares are “restricted securities” that have not been registered under the Securities Act and may not be resold except pursuant to an effective registration statement or an available exemption from registration. VisionWave shall deliver at the Closing an investor representation letter to such effect in customary form.

(d) The book-entry position representing the Entry Premium Shares shall bear a customary restrictive legend to the effect that the securities have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement or an available exemption. Sadot shall cause such legend to be removed, and shall cause its transfer agent to deliver unlegended shares, within three (3) Business Days after VisionWave’s request at such time as (i) the Entry Premium Shares are sold pursuant to an effective registration statement, (ii) the Entry Premium Shares are eligible for resale under Rule 144 without volume or manner-of-sale limitations and without the requirement that Sadot be in compliance with the current public information requirement, or (iii) Sadot receives an opinion of counsel reasonably acceptable to it (which may be counsel to VisionWave) that the legend is no longer required. Sadot shall bear the cost of any legal opinion required by its transfer agent in connection with such removal.

(e) For so long as VisionWave holds any Entry Premium Shares, Sadot shall timely file all reports required to be filed by it under the Exchange Act and shall otherwise take such actions as are reasonably necessary to make Rule 144 available for the resale of the Entry Premium Shares by VisionWave.

(f) At the Closing, Sadot shall also deliver to VisionWave and CMJV (i) a certificate of the Secretary of Sadot certifying the resolutions of its board of directors authorizing this Agreement, the issuance of the Entry Premium Shares and the Capital Commitment, its organizational documents and the incumbency of its signatories, (ii) a certificate of good standing of Sadot issued by the Secretary of State of the State of Nevada dated not more than five (5) Business Days prior to the Closing Date, and (iii) a counterpart of the written consent of the Members appointing the initial Managers in accordance with Section 7.2.

3.4       CMJV Closing Deliveries. At the Closing, CMJV shall deliver (a) to each of VisionWave and Sadot, a Unit certificate or book-entry statement evidencing the Units issued to it pursuant to Section 2.4(b), and (b) to each Member, a certified copy of the Articles and the written consent of the Members and the Board approving this Agreement, the Contribution Agreement, the issuance of Units hereunder and the appointment of the initial Managers and officers.

3.5       Simultaneous Signing and Closing; Waiver of Conditions. The Parties acknowledge that the execution of this Agreement and the Closing occur simultaneously and that, accordingly, there are no conditions to the Closing other than the execution and delivery of this Agreement and the deliveries described in Sections 3.2, 3.3 and 3.4. Each Party’s execution and delivery of this Agreement constitutes its waiver of any deliverable of another Party that has not been delivered at the Closing, without prejudice to such Party’s right to require delivery thereof promptly after the Closing pursuant to Section 13.5, and without prejudice to any claim for breach of the representations, warranties and covenants set forth in this Agreement.

ARTICLE IV

SADOT MATCHING FUNDING COMMITMENT

4.1       Capital Commitment; Matching Advances. Subject to the terms and conditions of this Agreement, Sadot hereby irrevocably commits to make capital contributions to CMJV, in cash, in an aggregate amount equal to U.S. $7,814,323, being the VisionWave Cumulative Funding Amount (as such amount may be adjusted pursuant to Sections 2.5(c) and 4.7, the “Capital Commitment”), in tranches during the Funding Period in accordance with this Article IV. Each Matching Advance shall be made by wire transfer of immediately available funds in U.S. Dollars to an account of CMJV designated in the applicable Funding Notice, shall be credited against the Capital Commitment until the Capital Commitment has been funded in full, and shall be applied by CMJV solely to fund an Advance to CM under the Loan Agreement in accordance with Article V.

4.2       Amount; Funding Cap.

(a) The Matching Commitment as of the Closing Date is equal to the Capital Commitment. The Capital Commitment and the Matching Commitment shall increase, dollar-for-dollar, by the amount of each Additional Qualifying VisionWave Advance, but only if and to the extent Sadot elects, or is deemed to have elected, to match such advance in accordance with Section 4.7(b).

(b) Notwithstanding anything to the contrary in this Agreement, Sadot shall not be required to fund Matching Advances in an aggregate amount exceeding U.S. $7,814,323 plus the amount of any Additional Qualifying VisionWave Advances that Sadot has elected to match in accordance with Section 4.7(b) or that Sadot has otherwise approved in writing as a Reserved Matter (the “Funding Cap”). Any increase in the Funding Cap requires the written approval of Sadot, which Sadot may grant or withhold in its sole discretion after approval by its board of directors. VisionWave acknowledges that it may not increase the Capital Commitment by making advances to CM that are not Additional Qualifying VisionWave Advances, and that any such advances shall be governed by Section 4.7(c).

4.3       Funding Period; Minimum Funding Milestones.

(a) Matching Advances shall be funded during the Funding Period against Approved Draw Requests as CM’s cash requirements arise under the Approved Budget. Sadot is not required to fund any portion of the Capital Commitment at the Closing.

(b) In order to provide CM and the Members with reasonable certainty of funding, and notwithstanding the timing of Draw Requests, Sadot shall have funded Matching Advances aggregating not less than the following amounts by the following dates (each, a “Minimum Funding Milestone”): (i) U.S. $3,000,000 by the date that is three (3) months after the Closing Date; (ii) U.S. $6,000,000 by the date that is six (6) months after the Closing Date; (iii) U.S. $7,000,000 by the date that is nine (9) months after the Closing Date; and (iv) the full Capital Commitment by the True-Up Date; provided that a Minimum Funding Milestone (other than the milestone described in clause (iv)) shall be deemed satisfied to the extent that Approved Draw Requests in the amount necessary to meet such milestone have not been delivered by CM through no fault of Sadot; and provided further that Sadot may at any time fund Matching Advances in advance of Draw Requests, in which case such funds shall be held by CMJV in a segregated account, shall be credited against the Capital Commitment when received, and shall be applied to subsequent Approved Draw Requests.

(c) The Funding Period may be extended only by the written agreement of both Members. For the avoidance of doubt, the True-Up Date shall not be extended by reason of CM’s failure to deliver Draw Requests, it being agreed that Sadot may avoid any True-Up by funding the Unfunded Amount into the segregated account described in Section 4.3(b) on or before the True-Up Date.

(d) Amounts funded by Sadot in respect of the Capital Commitment shall be credited against the Capital Commitment in the order funded. Sadot shall have no obligation to fund any Matching Advance after the Capital Commitment has been funded in full, after the True-Up Date, or after the Matching Commitment has terminated in accordance with Section 15.2.

4.4       Draw Requests; Funding Notices.

(a) Not more frequently than once per calendar month (unless the Board otherwise approves), CM may deliver to CMJV, with copies to each Member, a written request for an Advance under the Loan Agreement substantially in the form attached as Exhibit E (a “Draw Request”), which shall (i) specify the amount requested, which shall be not less than U.S. $250,000 (or, if less, the remaining Matching Commitment) and shall be in integral multiples of U.S. $50,000, (ii) describe in reasonable detail the proposed use of proceeds and identify the line items of the Approved Budget to which such use relates, (iii) include a comparison of CM’s actual expenditures to the Approved Budget for the preceding period and a thirteen (13) week cash flow forecast, (iv) attach invoices, payroll registers or other supporting documentation for the proposed uses, (v) certify that no Event of Default under the Loan Agreement and no Material Adverse Effect has occurred and is continuing, that CM’s representations and warranties under the Loan Agreement are true and correct in all material respects, and that CM is in compliance with the Giza Settlement Agreement, and (vi) be executed by the chief executive officer and the chief financial officer (or equivalent) of CM.

(b) Within five (5) Business Days after receipt of a Draw Request, each Member shall notify CMJV and the other Member in writing whether it approves the Draw Request. A Member may withhold approval of a Draw Request only if (i) the Draw Request does not satisfy the requirements of Section 4.4(a), (ii) the proposed use of proceeds is not consistent with the Approved Budget (subject to a permitted variance of [ten percent (10%)] per line item and [five percent (5%)] in the aggregate), (iii) an Event of Default under the Loan Agreement has occurred and is continuing, (iv) CM is delinquent in the delivery of any financial statements, budgets or reports required under the Loan Agreement or Section 7.10, (v) a Material Adverse Effect has occurred and is continuing, (vi) the liens on the CM Collateral securing the CM Loan Obligations are not valid, perfected and first-priority (subject to Permitted Encumbrances), or (vii) the funding of such Draw Request would cause the aggregate Advances under the Loan Agreement to exceed the Commitment thereunder (as amended by the CM Acknowledgment). A Member that fails to respond within such five (5) Business Day period shall be deemed to have approved the Draw Request.

(c) A Draw Request approved (or deemed approved) by both Members is an “Approved Draw Request”. If a Member withholds approval, it shall specify the basis therefor in reasonable detail, and the Members shall consult in good faith, and cause CM to be consulted, with a view to curing the deficiency and resubmitting the Draw Request.

(d) Upon a Draw Request becoming an Approved Draw Request, CMJV shall deliver to Sadot a written funding notice (a “Funding Notice”) specifying the amount of the Matching Advance required (which shall equal the amount of the Approved Draw Request, or, if less, the remaining Matching Commitment), the account of CMJV to which such amount is to be wired, and the funding date, which shall be not less than ten (10) Business Days after delivery of the Funding Notice.

(e) Sadot shall fund the Matching Advance specified in each Funding Notice on or before the funding date specified therein. Sadot’s obligation to fund a Matching Advance in respect of an Approved Draw Request is not subject to any condition other than those set forth in Section 4.5, and Sadot shall not be entitled to withhold funding by reason of any dispute with VisionWave, CMJV or CM other than as expressly provided in Section 4.5, it being agreed that any such dispute shall be resolved in accordance with Article XI and Section 16.9.

4.5       Conditions to Each Matching Advance. Sadot’s obligation to fund a Matching Advance is subject only to the satisfaction (or waiver by Sadot) of the following conditions as of the applicable funding date: (a) the Draw Request is an Approved Draw Request; (b) no Long-Stop Failure has occurred; (c) the Matching Commitment has not been terminated in accordance with this Agreement; (d) the aggregate Matching Advances, after giving effect to the requested Matching Advance, would not exceed the Funding Cap; and (e) CMJV shall have delivered to Sadot a Funding Notice. For the avoidance of doubt, the conditions described in Section 4.4(b)(i) through (vii) are conditions to the approval of a Draw Request and not conditions to the funding of an Approved Draw Request.

4.6       Crediting of Matching Advances; Funding True-Up.

(a) Because the Units issued to Sadot at the Closing were issued in consideration of the Capital Commitment, no additional Units shall be issued to Sadot in respect of any Matching Advance. Each Matching Advance shall be credited against the Capital Commitment, and CMJV shall record such credit in the register described in Section 4.9 and deliver an updated register to each Member within three (3) Business Days after receipt of the Matching Advance.

(b) On the date that is twelve (12) months after the Closing Date (the “True-Up Date”), CMJV shall determine the aggregate amount of Matching Advances funded by Sadot through the True-Up Date, including any amounts funded into the segregated account described in Section 4.3(b) (the “Funded Amount”), and the amount, if any, by which the Capital Commitment exceeds the Funded Amount (the “Unfunded Amount”). If the Unfunded Amount is greater than zero, then automatically, effective as of the True-Up Date and without any further action by any Person (the “True-Up”): (i) a number of Units held by Sadot equal to the Unfunded Amount divided by the Contribution Price shall be cancelled for no consideration, so that Sadot thereafter holds a number of Units equal to the Funded Amount divided by the Contribution Price; (ii) the Unfunded Amount of the Capital Commitment shall be extinguished and Sadot shall have no further obligation to fund Matching Advances in respect thereof, without prejudice to any liability of Sadot accrued prior to the True-Up Date under Article X (including interest under Section 10.2) and without prejudice to any Cure Contribution funded by VisionWave; and (iii) the Members’ Percentage Interests shall be recalculated accordingly. CMJV shall record the True-Up in its Unit ledger and deliver written notice thereof to each Member within five (5) Business Days after the True-Up Date, and Sadot shall surrender for cancellation any certificate evidencing the cancelled Units.

(c) By way of illustration only, and assuming a Capital Commitment of U.S. $7,814,323 and no Additional Qualifying VisionWave Advances or Cure Contributions: (i) immediately following the Closing, each of VisionWave and Sadot holds 7,814,323 Units (50% each); (ii) if the Funded Amount on the True-Up Date is U.S. $7,814,323, no Units are cancelled and each Member continues to hold a fifty percent (50%) Percentage Interest; and (iii) if the Funded Amount on the True-Up Date is U.S. $4,000,000, 3,814,323 of Sadot’s Units are cancelled, Sadot thereafter holds 4,000,000 Units (approximately 33.9%) and VisionWave holds 7,814,323 Units (approximately 66.1%).

(d) If the Matching Commitment terminates prior to the True-Up Date pursuant to Section 15.2, the True-Up shall be applied as of the date of such termination, mutatis mutandis, unless Sadot elects, by written notice delivered within thirty (30) days after such termination, to fund the Unfunded Amount into the segregated account described in Section 4.3(b) within such thirty (30) day period.

(e) Sadot represents, warrants and agrees, as of the Closing Date, that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, is acquiring the Units for its own account for investment and not with a view to distribution, understands that the Units have not been registered under the Securities Act or any state securities law, are “restricted securities” and may not be transferred except in compliance with Article IX and Applicable Law, and that the Units will bear a legend to that effect and a legend referring to this Agreement.

(f) Each Matching Advance is a capital contribution to CMJV in respect of the Capital Commitment and shall not constitute a loan to CMJV or to CM by Sadot, shall not be evidenced by any note or other instrument of CMJV, and shall not entitle Sadot to interest or repayment from CMJV other than by way of distributions in accordance with Article VIII. Sadot shall have no direct creditor rights against CM in respect of any Matching Advance; Sadot’s economic interest in the corresponding Advance to CM under the Loan Agreement is held through its Units in CMJV, which is the sole lender of record under the Loan Agreement.

4.7       Additional VisionWave Funding after the Baseline Date.

(a) Any advance made by VisionWave or VisionWave Israel to or for the benefit of CM after the Baseline Date and prior to the Closing that satisfies the criteria for a Qualifying VisionWave Advance and is disclosed to and approved in writing by Sadot prior to the Closing shall be included in Schedule A and in the VisionWave Cumulative Funding Amount.

4.8       Use of Matching Advances; No Other Use. CMJV shall apply each Matching Advance, within two (2) Business Days after receipt, solely to fund the corresponding Advance to CM under the Loan Agreement in the amount of the Approved Draw Request, and shall not use any Matching Advance for any other purpose (including the payment of expenses of CMJV, which shall be funded in accordance with Section 7.12) without the approval of Sadot as a Reserved Matter.

4.9       Records of Contributions. CMJV shall maintain a contributions register, in the form of Schedule A as updated from time to time, recording each contribution by each Member, the date thereof, the amount credited against the Capital Commitment, the number of Units issued or cancelled in respect thereof, the corresponding Advance to CM and the resulting Percentage Interests, Funded Amount and Funded Percentage. CMJV shall deliver an updated register to each Member within five (5) Business Days after each contribution.

ARTICLE V

ADVANCES TO CM UNDER THE LOAN AGREEMENT; SECURITY

5.1       CMJV as Lender. From and after the Closing, CMJV shall be the sole “Lender” under the Loan Agreement and the sole holder of the Note, the Prior Notes and the CM Loan Obligations, and shall be entitled to exercise all rights and remedies of the Lender thereunder, subject to the governance provisions of Article VII.

5.2       Loan Agreement Amendment. The CM Acknowledgment shall amend the Loan Agreement to, among other things: (a) acknowledge the assignment of the CM Loan Documents to CMJV and CMJV’s status as Lender; (b) confirm the outstanding principal amount of, and accrued interest on, the CM Loan Obligations as of the Closing Date, as set forth in Schedule A; (c) increase the Commitment under Section 2.1 of the Loan Agreement from U.S. $5,000,000 to an amount not less than the sum of (i) the outstanding principal amount of the CM Loans as of the Closing Date and (ii) the Matching Commitment as of the Closing Date, plus a reserve of U.S. $[1,000,000] for Additional Qualifying VisionWave Advances, so that all Matching Advances may be on-lent to CM as Advances under, and secured by, the Loan Agreement and the CM Collateral; (d) conform the Advance request procedure in Section 2.2(b) of the Loan Agreement to the Draw Request procedure in Section 4.4 of this Agreement; (e) confirm that all Prior Advances and Israel Advances constitute Obligations secured by the CM Collateral, and, to the extent Israeli counsel advises that any such advances are not so secured, cause CM to grant and register such additional security as is necessary; (f) provide that the use of proceeds of Advances funded from Matching Advances shall be as set forth in the applicable Approved Draw Request and the Approved Budget; (g) add as Events of Default (i) any breach by CM or the Seller of the CM Acknowledgment, (ii) any default by CM under the Giza Settlement Agreement that is not cured within any applicable grace period, and (iii) any failure by CM to deliver the reports required by Section 7.10 within fifteen (15) Business Days after notice; (h) require CM to deliver the reports and information described in Section 7.10 directly to each Member; and (i) confirm that the Seller consents, for purposes of Section 2.7 of the Loan Agreement and Section 5 of the Note, to the exercise of the optional conversion right by CMJV, subject to the consent of Giza to the extent required by the March Side Letter.

5.3       Terms of Advances Funded by Matching Advances. Each Advance to CM funded with the proceeds of a Matching Advance or an Additional Qualifying VisionWave Advance shall (a) be an Advance under the Loan Agreement, evidenced by the Note (or a supplemental note in the same form), (b) bear interest at the Interest Rate (as defined in the Loan Agreement), (c) mature on the Maturity Date (as defined in the Loan Agreement), (d) be secured by the CM Collateral pari passu with all other CM Loan Obligations, and (e) otherwise have terms identical to those of the existing Advances under the Loan Agreement, unless the Board otherwise approves as a Reserved Matter.

5.4       Security; Perfection; Priority.

(a) VisionWave represents and covenants that, as of the Closing, the CM Loan Obligations are secured by a valid, perfected, first-priority security interest in and lien on the CM Collateral, subject only to Permitted Encumbrances (as defined in the Loan Agreement) and the rights of Giza under the Giza Settlement Agreement as disclosed in Section 12.2(f) of the VisionWave Disclosure Schedule, and that such security interests and liens have been duly registered with the Israeli Registrar of Companies and, to the extent applicable, the Registrar of Pledges.

(b) VisionWave shall, at its expense and with the assistance of Israeli counsel, cause the assignment of such security interests and liens to CMJV to be registered with the Israeli Registrar of Companies and Registrar of Pledges and to be perfected under all other Applicable Law within thirty (30) days after the Closing Date, and shall deliver evidence thereof to Sadot. Until such registration is completed, VisionWave shall hold such security interests and liens in trust for CMJV and shall act at CMJV’s direction in respect thereof.

(c) CMJV shall take all actions reasonably necessary to maintain the validity, perfection and priority of the liens on the CM Collateral, including the filing of continuation statements and the registration of any amendment to the Loan Agreement.

(d) Neither Member shall, and each Member shall cause its Affiliates not to, acquire or hold any lien on or security interest in any assets of CM or FBM other than through CMJV, except as approved as a Reserved Matter.

5.5       Administration of the CM Loans. VisionWave shall, on behalf of and at the direction of CMJV, administer the CM Loans on a day-to-day basis, including the processing of Draw Requests, the monitoring of CM’s compliance with the CM Loan Documents, the collection of interest and principal, and the maintenance of loan records, in each case in accordance with the Approved Budget and the directions of the Board. VisionWave shall be reimbursed by CMJV for its reasonable, documented out-of-pocket third-party expenses so incurred but shall not be entitled to any management fee or other compensation for such services unless approved as a Reserved Matter. Any enforcement action, acceleration, waiver, amendment, forbearance, release of collateral, settlement or compromise in respect of the CM Loans shall be a Reserved Matter.

5.6       Conversion Rights. CMJV shall not exercise the optional conversion right under Section 2.7 of the Loan Agreement or Section 5 of the Note except as approved as a Reserved Matter and in compliance with the March Side Letter (including the requirement for Giza’s prior written consent for so long as CM’s obligations to Giza remain unsatisfied) and the consent of the Seller. Any ordinary shares of CM issued upon such conversion shall be held by CMJV.

5.7       Payments Received from CM. All payments of principal, interest, fees and other amounts received by CMJV from or in respect of CM under the CM Loan Documents, and all proceeds of any enforcement against the CM Collateral, shall be deposited in a bank account of CMJV and applied in accordance with Article VIII.

ARTICLE VI

THE CM ACQUISITION; BELRISE CONDITION; BUYER CALL OPTION

6.1       Pursuit of the CM Acquisition. Subject to the other provisions of this Article VI, CMJV shall, and VisionWave shall cause CMJV to, use commercially reasonable efforts to satisfy the conditions to the CM Acquisition Closing set forth in Article 6 of the Share Purchase Agreement and to consummate the CM Acquisition on or before the Outside Closing Date. The Members acknowledge that (a) the CM Acquisition Closing is subject to the Belrise Condition, which has not been satisfied or waived as of the date of this Agreement, and to the other conditions set forth in the Share Purchase Agreement, (b) neither VisionWave nor CMJV controls the actions of Belrise, the Seller or CM, and (c) no assurance can be given that the CM Acquisition will be consummated.

6.2       Sharing of CM Acquisition Economics.

(a) If the CM Acquisition Closing occurs, CMJV shall be the registered holder of the Purchased Shares, and the economic benefits and burdens of the Purchased Shares (including all dividends, distributions, sale proceeds and other amounts received in respect thereof) shall inure to the Members through their Units in CMJV in accordance with their Percentage Interests. The Members acknowledge that, for so long as each Member holds a fifty percent (50%) Percentage Interest, each Member will hold, indirectly, a twenty-five and one-half percent (25.5%) economic interest in CM, and that following any True-Up or other adjustment of the Members’ Percentage Interests the Members’ indirect economic interests in CM will be proportionate to their respective Percentage Interests.

(b) If Applicable Law, the Share Purchase Agreement or any requirement of a Governmental Authority requires that VisionWave, rather than CMJV, be the registered holder of the Purchased Shares, VisionWave shall hold the Purchased Shares as nominee and bare trustee for CMJV, shall exercise all voting and other rights in respect thereof solely at the direction of the Board, shall promptly remit to CMJV all dividends, distributions and proceeds received in respect thereof, and shall execute a declaration of trust and irrevocable proxy in favor of CMJV in form reasonably satisfactory to Sadot.

(c) Neither Member shall represent to any Person, including in any filing with the SEC or press release, that Sadot or VisionWave owns, directly or indirectly, any equity interest in CM prior to the CM Acquisition Closing, and following the CM Acquisition Closing each Member shall describe its interest as an indirect interest held through CMJV.

6.3       Restrictions on Modification of the Share Purchase Agreement.

(a) From and after the date of this Agreement, neither VisionWave nor CMJV shall, without the prior written approval of Sadot (which shall be a Reserved Matter): (i) amend, modify, supplement, restate, terminate or assign the Share Purchase Agreement or any CM Loan Document; (ii) waive the Belrise Condition or any other condition to the CM Acquisition Closing, or agree to any modification of the Belrise Condition or the Belrise JV Agreements; (iii) change the number or percentage of the Purchased Shares or the consideration payable therefor; (iv) exercise, waive or transfer the Buyer Call Option; (v) exercise any right of termination under the Share Purchase Agreement; (vi) settle or compromise any claim under the Share Purchase Agreement; (vii) enter into any side letter, understanding or arrangement with the Seller, CM, Giza or Belrise relating to the subject matter of the Share Purchase Agreement or the CM Loan Documents; or (viii) consent to any matter under the Giza Settlement Agreement or the March Side Letter.

(b) Any extension of the Belrise Long-Stop Date or the Outside Closing Date shall require the approval of both Members as a Reserved Matter; provided that if the Seller and CM offer an extension on terms that do not require any additional consideration or concession from CMJV or VisionWave, and Sadot withholds its approval, then VisionWave may, at its election, cause CMJV to accept such extension, in which case the Matching Commitment shall nonetheless terminate on the Outside Closing Date as in effect prior to such extension in accordance with Section 15.2 unless Sadot elects otherwise in writing.

6.4       Belrise Condition; Reporting. VisionWave shall (a) keep Sadot fully and currently informed of the status of the Belrise Condition, the negotiation of the Belrise JV Agreements, and any communications with Belrise, the Seller, CM or Giza that are material to the CM Acquisition; (b) deliver to Sadot, within thirty (30) days after the Closing Date and on the last Business Day of each calendar month thereafter, a written status report regarding the Belrise Condition, together with copies of all drafts of the Belrise JV Agreements and all material correspondence; (c) notify Sadot within three (3) Business Days after becoming aware of any development that would reasonably be expected to prevent or materially delay the satisfaction of the Belrise Condition or the CM Acquisition Closing; and (d) afford Sadot the opportunity to participate in all material meetings and negotiations with Belrise relating to the Belrise JV Agreements.

6.5       Belrise India Opportunity. The Members agree that any rights, investments, economics or opportunities of VisionWave or its Affiliates in respect of the joint venture in India between CM and/or FBM and Belrise contemplated by the Belrise MOU, to the extent arising from or through CM, FBM, the Share Purchase Agreement or the Purchased Shares, are included in the CM Rights and shall be held by and for the benefit of CMJV. Any direct investment by either Member or its Affiliates in Belrise or in any Belrise joint venture entity, other than through CM or CMJV, shall be subject to Section 13.4.

6.6       CM Acquisition Closing Deliveries; Board Representation. At the CM Acquisition Closing, (a) VisionWave shall issue and deliver the Buyer Shares to the Seller in satisfaction of the Retained Obligations, (b) CMJV shall deliver the other Buyer closing deliverables under Section 2.6 of the Share Purchase Agreement, and (c) the Members shall cause CMJV to exercise its rights under Section 2.5(d) of the Share Purchase Agreement and its rights as majority shareholder of CM to appoint to the CM Board one individual designated by VisionWave and one individual designated by Sadot, in substitution for or in addition to the individuals named in the Share Purchase Agreement, and thereafter to maintain equal representation of the Members on the CM Board for so long as the Members hold equal Percentage Interests.

6.7       Post-Acquisition Governance of CM. Following the CM Acquisition Closing, CMJV shall exercise its rights as majority shareholder of CM, and shall cause its designees on the CM Board to act (subject to their fiduciary duties under Israeli law), in accordance with the directions of the Board, and the following matters at the level of CM or FBM shall be Reserved Matters at the level of CMJV: (a) any issuance of equity securities of CM or FBM (including upon conversion of the CM Loans); (b) any sale, transfer or Encumbrance of the Purchased Shares or of all or a material portion of the assets of CM or FBM; (c) the approval of the annual budget and business plan of CM; (d) any transaction between CM or FBM, on the one hand, and the Seller or any Affiliate of a Member, on the other hand; (e) the entry into, amendment or termination of the Belrise JV Agreements; (f) any indebtedness of CM or FBM for borrowed money in excess of U.S. $250,000 other than the CM Loans; (g) the declaration or payment of any dividend or distribution by CM; and (h) the appointment or removal of the chief executive officer of CM.

6.8       Buyer Call Option. The exercise of the Buyer Call Option, in whole or in part, shall be a Reserved Matter. If the Board approves the exercise of the Buyer Call Option, (a) CMJV shall deliver the Option Exercise Notice, (b) VisionWave shall issue the shares of VisionWave Common Stock constituting the Option Purchase Price in satisfaction of the Retained Obligations, and (c) Sadot shall, within ten (10) Business Days after such issuance, at its election either (i) contribute to CMJV cash in an amount equal to fifty percent (50%) of the Option Purchase Price (valued as provided in the Share Purchase Agreement), which CMJV shall distribute to VisionWave as reimbursement, or (ii) transfer to VisionWave a number of shares of Sadot Common Stock having a value (based on the volume-weighted average price of Sadot Common Stock on Nasdaq for the ten (10) trading days preceding the date of the Option Exercise Notice) equal to fifty percent (50%) of the Option Purchase Price; and in either case the Members’ Percentage Interests shall not be affected. If Sadot elects not to fund its share of the Option Purchase Price, CMJV shall issue to VisionWave a number of Units equal to the full Option Purchase Price divided by the Contribution Price.

6.9       Registration Rights and Lock-Up Obligations to Seller. VisionWave shall remain solely responsible for its obligations under Sections 2.7, 5.8 and 5.9 of the Share Purchase Agreement in respect of the Buyer Shares, including the filing and effectiveness of a resale registration statement, and for its obligations under the March Side Letter to deposit the Buyer Shares with an Israeli trustee, and CMJV and Sadot shall have no liability in respect thereof.

ARTICLE VII

GOVERNANCE OF CMJV

7.1       General. The business and affairs of CMJV shall be managed by or under the direction of the Board, subject to the Reserved Matters and the other provisions of this Agreement. Each Member shall vote its Units, and shall take all other actions within its control (including causing the Managers designated by it to act), so as to give effect to the provisions of this Article VII.

7.2       Board of Managers.

(a) CMJV shall be managed by a board of managers (the “Board”), which shall consist of four (4) Managers, of whom two (2) shall be designated by VisionWave and two (2) shall be designated by Sadot (each, a “CMJV Board Designee”). The initial Managers are set forth in Schedule B. Sadot’s right to designate two (2) Managers shall be effective from the Closing Date so long as no Funding Default by Sadot has occurred and is continuing. The Managers shall be “managers” of CMJV within the meaning of NRS 86.071, and CMJV shall be a manager-managed limited liability company.

(b) Each Member may remove any Manager designated by it at any time, with or without cause, and may designate a replacement for any Manager designated by it who is removed, resigns, dies or becomes incapacitated, in each case by written notice to CMJV and the other Member. No Manager may be removed except by the Member that designated such Manager, other than for cause as determined by a court of competent jurisdiction.

(c) The right of a Member to designate Managers shall terminate, and such Member’s designees shall resign or be removed, (i) if such Member’s Percentage Interest falls below twenty percent (20%) (in which case such Member shall be entitled to designate one (1) Manager and to have a non-voting observer attend meetings of the Board for so long as its Percentage Interest is at least ten percent (10%)), or (ii) as provided in Section 10.3(c).

(d) The Chairperson of the Board shall be a Manager designated by VisionWave for the period from the Closing Date through the second anniversary thereof, and thereafter shall alternate annually between a Manager designated by VisionWave and a Manager designated by Sadot. The Chairperson shall not have a casting or tie-breaking vote.

(e) Each Member may appoint one (1) non-voting observer to attend all meetings of the Board and to receive all materials provided to Managers, subject to customary confidentiality undertakings and to exclusion where necessary to preserve attorney-client privilege or to address a conflict of interest involving such Member.

7.3       Meetings; Quorum; Action.

(a) The Board shall meet at least quarterly, and additional meetings may be called by any Manager on not less than five (5) Business Days’ written notice (or two (2) Business Days’ notice in the case of an emergency), specifying the agenda. Meetings may be held by telephone or video conference.

(b) A quorum for any meeting of the Board shall require the presence of at least one (1) Manager designated by each Member; provided that if a quorum is not present at a duly called meeting solely because no Manager designated by one Member attends, the meeting shall be adjourned to the same time and place on the fifth (5th) Business Day thereafter, and at such adjourned meeting the Managers present shall constitute a quorum for the matters specified in the original agenda (other than Reserved Matters).

(c) Except for Reserved Matters, each Manager shall have one vote and action of the Board shall require the affirmative vote of a majority of the Managers present at a meeting at which a quorum is present. Reserved Matters shall require the affirmative vote of at least one (1) Manager designated by each Member (or the written approval of each Member). The Board may act by unanimous written consent.

(d) Any Manager designated by a Member shall be entitled to disclose to the Member that designated such Manager any information regarding CMJV obtained in such Manager’s capacity as a Manager, subject to Article XIII.

7.4       Officers. The Board shall appoint the officers of CMJV. The initial officers are set forth in Schedule B. The officers shall have such authority as is delegated to them by the Board, subject at all times to the Reserved Matters and the Approved Budget. No officer shall have authority to bind CMJV in respect of any Reserved Matter without the approval of the Board in accordance with Section 7.6.

7.5       Member Action. Any action required or permitted to be taken by the members of CMJV under Chapter 86 of the Nevada Revised Statutes shall require the approval of Members holding a majority of the outstanding Units; provided that any such action that is also a Reserved Matter shall require the approval of each Member. Each Member hereby agrees to vote its Units in accordance with this Agreement and grants to the other Member an irrevocable proxy, coupled with an interest, to vote its Units to the extent necessary to give effect to Sections 7.2 and 10.3(c) if such Member fails to do so within five (5) Business Days after written request.

7.6       Reserved Matters. Notwithstanding any other provision of this Agreement, the Articles, CMJV shall not, and the Members shall cause CMJV not to, and CMJV shall not permit CM or FBM (to the extent within its control following the CM Acquisition Closing) to, take any of the following actions (the “Reserved Matters”) without the prior written approval of each Member (or the affirmative vote of at least one (1) Manager designated by each Member), in each case so long as such Member is entitled to designate at least one Manager under Section 7.2:

(a) any amendment of the Articles, or any change in the authorized capital or the rights of the Units;

(b) any issuance, redemption or repurchase of Units or other equity securities of CMJV, or any option, warrant or right to acquire any of the foregoing, other than issuances pursuant to Sections 2.4, 2.5(c), 4.7(b) and 10.3(b);

(c) any capital call or additional capital commitment of the Members beyond the Capital Commitment and the Funding Cap, or any increase in the Funding Cap;

(d) any amendment, waiver, termination, assignment or settlement of, or election under, the Share Purchase Agreement, including any matter described in Section 6.3;

(e) any amendment, waiver, extension, forbearance, release of collateral, subordination, acceleration, enforcement action, settlement or compromise under or in respect of the CM Loan Documents or the CM Collateral, including any exercise of remedies under Article 6 of the Loan Agreement and any consent under Section 3.3(b), 7.7 or 7.8 of the Loan Agreement;

(f) any exercise of the conversion right under the Loan Agreement or the Note, or any other conversion of CM Loans into equity of CM;

(g) any exercise, waiver or transfer of the Buyer Call Option;

(h) any acquisition or disposition by CMJV of any equity securities of CM or FBM, or any other securities or assets, other than pursuant to the CM Acquisition;

(i) any sale, transfer, Encumbrance or other disposition of all or any material part of the CM Rights or the Purchased Shares;

(j) any indebtedness for borrowed money, guarantee or Encumbrance of CMJV;

(k) any transaction between CMJV, CM or FBM, on the one hand, and a Member, the Seller or any of their respective Affiliates, on the other hand, including the payment of any fee or compensation to a Member or its Affiliates;

(l) the approval of, or any material amendment to, the Approved Budget, and any expenditure by CMJV not contemplated by the Approved Budget in excess of U.S. $50,000 individually or U.S. $150,000 in the aggregate in any fiscal year;

(m) the declaration or payment of any dividend or distribution by CMJV other than in accordance with Article VIII;

(n) the commencement or settlement of any litigation, arbitration or other proceeding involving an amount in controversy in excess of U.S. $100,000, or any proceeding against a Member, the Seller, CM, Giza or Belrise;

(o) any merger, consolidation, conversion, reorganization, recapitalization, dissolution, liquidation or winding up of CMJV, or any filing of a petition in bankruptcy or similar proceeding;

(p) any change in the purpose or business of CMJV, or the engagement by CMJV in any business other than as described in Section 2.2;

(q) the appointment or removal of the independent auditors of CMJV, or any material change in accounting policies or the fiscal year of CMJV;

(r) the appointment or removal of any officer of CMJV, and the terms of any compensation payable to any officer or Manager;

(s) the adoption of any equity incentive, bonus or similar plan;

(t) any matter described in Section 6.7 relating to CM or FBM following the CM Acquisition Closing;

(u) any admission of a new Member or any Transfer of Units other than in accordance with Article IX; and

(v) any agreement or commitment to do any of the foregoing.

7.7       Suspension of Reserved Matter Rights. The right of a Member to approve Reserved Matters shall be suspended during any period in which a Funding Default by such Member has occurred and is continuing, as provided in Section 10.3(c), and the Reserved Matters shall during such period require only the approval of the other Member; provided that the matters described in Sections 7.6(a), (b) (as it relates to the rights of the Units held by the defaulting Member), (k) (as it relates to transactions with the non-defaulting Member or its Affiliates) and (o) shall continue to require the approval of both Members.

7.8       Day-to-Day Management; Services. Subject to the Approved Budget and the Reserved Matters, the day-to-day administration of CMJV, including the administration of the CM Loans in accordance with Section 5.5, the management of the CM Acquisition process, the maintenance of books and records and the preparation of financial statements and reports, shall be conducted by VisionWave on behalf of CMJV. VisionWave shall perform such services in good faith and with the same degree of care it exercises in the conduct of its own affairs, shall act at all times in accordance with the directions of the Board, and shall be reimbursed for its reasonable, documented out-of-pocket third-party expenses in accordance with the Approved Budget. VisionWave shall not be entitled to any fee for such services unless approved as a Reserved Matter, and shall not be liable to CMJV or Sadot for any act or omission in the performance of such services except to the extent resulting from its gross negligence, fraud, willful misconduct or Willful Breach.

7.9       Approved Budget. The initial Approved Budget, covering the period from the Closing Date through the end of the Funding Period and setting forth CM’s projected monthly cash requirements and the anticipated schedule of Draw Requests, is attached as Schedule C and has been approved by each Member. Not later than sixty (60) days prior to the end of each fiscal year of CM, CMJV shall cause CM to deliver a proposed budget for the following fiscal year, and the Board shall consider and, if acceptable, approve such budget as a Reserved Matter. If the Board fails to approve a budget for any fiscal year, the Approved Budget for the preceding fiscal year shall continue to apply, with each line item increased by [three percent (3%)], until a new budget is approved.

7.10       Information Rights. CMJV shall deliver, and shall use its rights under the Loan Agreement (and, following the CM Acquisition Closing, as majority shareholder of CM) to cause CM to deliver, to each Member: (a) within forty-five (45) days after the end of each fiscal quarter, unaudited consolidated financial statements of CM and FBM and unaudited financial statements of CMJV; (b) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of CM and FBM prepared in accordance with IFRS or U.S. GAAP (and, if required for the SEC reporting of either Member, audited by a PCAOB-registered firm), and audited or reviewed financial statements of CMJV as the Board determines; (c) within twenty (20) days after the end of each calendar month, a monthly cash report of CM showing actual receipts and disbursements against the Approved Budget, a thirteen (13) week cash flow forecast, a report of the outstanding CM Loan Obligations, and a report of CM’s compliance with the Giza Settlement Agreement; (d) promptly, and in any event within three (3) Business Days after CMJV becomes aware thereof, notice of any Event of Default under the Loan Agreement, any Material Adverse Effect, any litigation or proceeding against CM or FBM involving more than U.S. $100,000, and any material development relating to the Belrise Condition; (e) copies of all notices, reports and other communications delivered by CM under the CM Loan Documents or the Share Purchase Agreement; and (f) such other information relating to CMJV, CM or FBM as a Member may reasonably request, including such information as is necessary for such Member to comply with its obligations under the Exchange Act and the rules of Nasdaq and to prepare its financial statements. Each Member and its Representatives shall have the right, on reasonable notice and during normal business hours, to inspect the books, records and properties of CMJV and, to the extent CMJV has such rights under the Loan Agreement or as majority shareholder, of CM and FBM.

7.11       SEC Reporting Cooperation. Each Member acknowledges that the other Member is a reporting company under the Exchange Act and may be required to include information regarding CMJV and CM, including financial statements prepared in accordance with Regulation S-X, in its periodic reports and registration statements. CMJV and each Member shall cooperate in good faith, and CMJV shall use its rights under the CM Loan Documents and the Share Purchase Agreement to cause CM to cooperate, to provide such information and financial statements on a timely basis, and the cost of any audit of CM required solely for such purpose shall be borne by the requesting Member unless otherwise agreed.

7.12       Expenses of CMJV. The organizational expenses of CMJV and the expenses of negotiating and documenting this Agreement shall be borne by each party as provided in Section 16.1. The ongoing administrative expenses of CMJV (including registered agent fees, annual list and business license fees, audit and tax preparation fees, Israeli registration fees and reasonable legal fees) shall be funded by the Members pro rata in accordance with their Percentage Interests, upon written request of CMJV accompanied by reasonable supporting detail, and shall not be treated as Matching Advances or Additional Qualifying VisionWave Advances and shall not result in the issuance of Units unless the Board otherwise determines as a Reserved Matter.

7.13       Books and Records; Fiscal Year; Auditors. CMJV shall maintain complete and accurate books and records in accordance with U.S. GAAP at its principal office and shall maintain the records required by NRS 86.241. The fiscal year of CMJV shall end on September 30. The independent auditors of CMJV shall be a firm registered with the PCAOB approved as a Reserved Matter.

7.14       Duties of Managers and Members. To the fullest extent permitted by the Nevada Revised Statutes (including NRS 86.286), (a) each Manager designated by a Member may take into account the interests of the Member that designated such Manager in acting as a Manager, provided such Manager acts in good faith and in compliance with this Agreement, (b) the Members shall have no fiduciary duties to each other or to CMJV in their capacity as Members, other than the implied covenant of good faith and fair dealing and the express obligations set forth in this Agreement, and (c) the doctrine of corporate opportunity shall not apply to the Members or the Managers except as expressly provided in Section 13.4.

7.15       Exculpation and Indemnification of Managers and Officers. No Manager or officer of CMJV shall be liable to CMJV or any Member for any act or omission in such capacity except to the extent resulting from such Person’s fraud, willful misconduct or knowing violation of law. CMJV shall indemnify and hold harmless each Manager and officer, to the fullest extent permitted by NRS 86.411 through 86.451, from and against all Losses incurred by reason of the fact that such Person is or was a Manager or officer of CMJV, except to the extent resulting from such Person’s fraud, willful misconduct or knowing violation of law. CMJV shall, if the Board so determines, obtain and maintain managers’ and officers’ liability insurance in such amounts as the Board approves.

ARTICLE VIII

DISTRIBUTIONS; APPLICATION OF PROCEEDS

8.1       Distributable Cash. Subject to Applicable Law (including NRS 86.343) and the Reserved Matters, CMJV shall distribute to the Members, within thirty (30) days after the end of each fiscal quarter, all cash received by CMJV during such quarter from or in respect of the CM Rights, the CM Loans, the CM Collateral or the Purchased Shares (including interest and principal payments on the CM Loans, dividends on the Purchased Shares, and the proceeds of any sale, enforcement or other realization), less (a) amounts required to pay the accrued and reasonably anticipated expenses and liabilities of CMJV in accordance with the Approved Budget, and (b) such reserves as the Board may establish as a Reserved Matter (“Distributable Cash”).

8.2       Order of Application. Distributable Cash shall be applied and distributed in the following order of priority:

(a) first, to VisionWave, until VisionWave has received an amount equal to all interest accrued and unpaid on the CM Loans in respect of the period prior to the Closing Date, as set forth in Schedule A (the “Priority Return”), it being acknowledged that the Priority Return is consideration for the time value of VisionWave’s funding of the CM Loans prior to Sadot’s participation and is not matched by Sadot;

(b) second, to the Members pro rata in accordance with their respective Percentage Interests as of the date of distribution; provided that, prior to the Parity Date, Distributable Cash shall instead be distributed to the Members in proportion to their respective aggregate cash contributions to CMJV as of the date of distribution (being, in the case of VisionWave, the Adjusted VisionWave Funding Amount and any Cure Contributions, and, in the case of Sadot, the Funded Amount), it being acknowledged that Sadot’s Units are issued in consideration of the Capital Commitment and that Sadot should not participate in distributions attributable to capital it has not yet funded.

8.3       Tax Distributions. For so long as CMJV is treated as a partnership for U.S. federal income tax purposes, CMJV shall, to the extent of available cash and subject to Applicable Law, distribute to each Member, not later than ten (10) days prior to each date on which estimated U.S. federal income tax payments are due, an amount equal to the excess, if any, of (a) the product of the net taxable income allocated to such Member for the relevant period and the highest combined U.S. federal, state and local marginal income tax rate applicable to a corporation resident in New York, New York, over (b) all other distributions made to such Member during such period. Tax distributions shall be treated as advances against, and shall reduce, the distributions to which such Member is otherwise entitled under Section 8.2.

8.4       Withholding. CMJV may withhold from any distribution to a Member any amount required to be withheld under Applicable Law, and any amount so withheld shall be treated as distributed to such Member. Each Member shall deliver to CMJV an IRS Form W-9 or other applicable tax form. CMJV shall use commercially reasonable efforts to obtain the benefit of any applicable reduction in Israeli withholding tax on payments from CM under the Israel–United States income tax treaty.

8.5       Distributions in Kind. CMJV shall not make any distribution in kind (including any distribution of the Purchased Shares or any interest in the CM Loans) except as approved as a Reserved Matter, and any such distribution shall be made to the Members pro rata in accordance with their Percentage Interests unless otherwise agreed.

8.6       No Return of Capital. No Member shall be entitled to the return of any capital contribution or to interest thereon, except by way of distributions in accordance with this Article VIII or upon liquidation in accordance with Section 15.4. No Member shall have any obligation to restore a deficit balance in its capital account.

ARTICLE IX

TRANSFERS OF SHARES

9.1       General Restriction. No Member shall Transfer any Units, or any interest therein, except (a) to a Permitted Transferee in accordance with Section 9.2, (b) in accordance with Sections 9.3 through 9.6, or (c) with the prior written consent of the other Member. Any purported Transfer in violation of this Article IX shall be null and void ab initio, and CMJV shall not record any such Transfer on its Unit ledger. No Member shall Transfer any Units prior to the later of (i) the second (2nd) anniversary of the Closing Date and (ii) the Parity Date, other than to a Permitted Transferee or pursuant to Section 9.5 or 11.3. A transferee of Units shall be admitted as a Member only upon compliance with this Article IX and execution of a joinder in the form attached as Exhibit D.

9.2       Permitted Transfers. A Member may Transfer all (but not less than all) of its Units to a wholly owned Subsidiary of such Member (a “Permitted Transferee”), provided that (a) the Permitted Transferee executes a joinder to this Agreement in the form attached as Exhibit D, (b) the transferring Member remains jointly and severally liable with the Permitted Transferee for all obligations under this Agreement, including the Capital Commitment, (c) the Units are transferred back to the transferring Member immediately prior to the Permitted Transferee ceasing to be a wholly owned Subsidiary of such Member, and (d) such Transfer does not result in any adverse tax consequence to CMJV or the other Member.

9.3       Right of First Refusal.

(a) If, after the period described in Section 9.1, a Member (the “Selling Member”) receives a bona fide written offer from a third party that is not an Affiliate of the Selling Member (the “Third-Party Offeror”) to purchase all (but not less than all) of its Units for cash, which the Selling Member desires to accept, the Selling Member shall deliver to the other Member (the “ROFR Holder”) a written notice (the “Transfer Notice”) setting forth the identity of the Third-Party Offeror (and its ultimate beneficial owners), the number of Units, the cash purchase price, and all other material terms of the proposed Transfer, together with a copy of the offer.

(b) The ROFR Holder shall have the right, exercisable by written notice delivered within thirty (30) days after receipt of the Transfer Notice (the “ROFR Period”), to purchase all (but not less than all) of the offered Units at the same price and on the same terms and conditions set forth in the Transfer Notice. If the ROFR Holder exercises such right, the closing of such purchase shall occur within sixty (60) days after the expiration of the ROFR Period (subject to extension for required regulatory approvals).

(c) If the ROFR Holder does not exercise its right within the ROFR Period, the Selling Member may, within ninety (90) days after the expiration of the ROFR Period, Transfer the offered Units to the Third-Party Offeror at a price not less than, and on terms not more favorable to the Third-Party Offeror than, those set forth in the Transfer Notice, subject to Sections 9.4 and 9.6. If such Transfer is not consummated within such ninety (90) day period, the provisions of this Section 9.3 shall again apply.

9.4       Tag-Along Right. If the Selling Member proposes to Transfer Units to a Third-Party Offeror pursuant to Section 9.3(c), the ROFR Holder shall have the right, exercisable by written notice within the ROFR Period, to require the Third-Party Offeror to purchase all of the ROFR Holder’s Units at the same price per Unit and on the same terms and conditions, and the Selling Member shall not consummate the Transfer unless the Third-Party Offeror purchases the ROFR Holder’s Units concurrently. Any representations, warranties and indemnities given by the tagging Member shall be several and not joint, limited to title to its Units and its authority, and capped at the proceeds received by it.

9.5       Drag-Along Right. For so long as the Members hold equal Percentage Interests, no Member shall have any drag-along right, and any sale of CMJV or of all of the Units shall require the approval of both Members as a Reserved Matter. If at any time after the Parity Date a Member holds a Percentage Interest of at least [seventy-five percent (75%)] (the “Majority Member”), the Majority Member may require the other Member to Transfer all of its Units to a bona fide third-party purchaser that is not an Affiliate of the Majority Member on the same terms and at the same price per Unit, provided that the price per Unit is not less than the greater of (a) the Contribution Price and (b) the Fair Market Value per Unit.

9.6       Conditions to Third-Party Transfers. No Transfer of Units to any Person other than a Permitted Transferee shall be effective unless (a) the transferee executes a joinder to this Agreement in the form attached as Exhibit D, (b) the transferee is not a competitor of CM, FBM or the non-transferring Member, a sanctioned Person, or a Person whose ownership would reasonably be expected to cause CM, FBM, CMJV or the non-transferring Member to violate Applicable Law (including Israeli defense export control laws) or to lose any material permit or contract, (c) the Transfer is exempt from registration under the Securities Act and applicable state securities laws, (d) the transferring Member has funded in full any Matching Commitment then due, and (e) if the transferring Member is VisionWave and the CM Acquisition Closing has not occurred, the transferee assumes the Retained Obligations or VisionWave remains liable therefor.

9.7       Change of Control of a Member. A change of control of a Member (meaning the acquisition by any Person or group of more than fifty percent (50%) of the voting power of such Member, or a sale of all or substantially all of the assets of such Member, or a merger in which the stockholders of such Member immediately prior thereto hold less than fifty percent (50%) of the voting power of the surviving entity) shall not constitute a Transfer, provided that (a) the Member gives the other Member not less than ten (10) Business Days’ prior written notice thereof (or, if such notice is prohibited by Applicable Law, prompt notice thereafter), and (b) if the acquirer is a competitor of CM, FBM or the other Member or a Person described in Section 9.6(b), the other Member shall have the right, exercisable within sixty (60) days after such change of control, to purchase all of the Units of the Member undergoing the change of control at Fair Market Value.

9.8       Encumbrances. No Member shall pledge, hypothecate or otherwise Encumber its Units without the prior written consent of the other Member, except that a Member may pledge its Units to a bona fide financial institution as security for indebtedness of such Member if the pledgee agrees in writing that any foreclosure or Transfer upon enforcement shall be subject to Sections 9.3, 9.4 and 9.6.

9.9       Legend. Each certificate or book-entry position representing Units shall bear a legend substantially as follows: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM REGISTRATION. THE UNITS REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF A JOINT VENTURE AND OPERATING AGREEMENT DATED AS OF SEPTEMBER 30, 2026, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE COMPANY, WHICH CONTAINS, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER, RIGHTS OF FIRST REFUSAL, TAG-ALONG AND DRAG-ALONG RIGHTS, VOTING AGREEMENTS AND PROVISIONS FOR THE CANCELLATION OF UNITS.”

ARTICLE X

FUNDING DEFAULT

10.1       Funding Default. A “Funding Default” shall occur if (a) Sadot fails to fund any Matching Advance in full on or before the funding date specified in the applicable Funding Notice, or fails to satisfy any Minimum Funding Milestone, and such failure continues for fifteen (15) Business Days after written notice thereof from CMJV or VisionWave, or (b) either Member fails to fund its share of the expenses of CMJV under Section 7.12 or any additional capital approved as a Reserved Matter and subscribed for by such Member, and such failure continues for fifteen (15) Business Days after written notice. The Member that has committed a Funding Default is the “Defaulting Member” and the other Member is the “Non-Defaulting Member”.

10.2       Interest on Overdue Amounts. Any amount that a Member fails to fund when due shall bear interest from the due date until funded at a rate per annum equal to twelve percent (12%), compounded monthly, and such interest shall be payable to CMJV for the benefit of the Non-Defaulting Member and shall not entitle the Defaulting Member to any Units.

10.3       Remedies. Upon the occurrence and during the continuance of a Funding Default, in addition to any other rights and remedies available at law or in equity (including specific performance under Section 16.10) and in addition to the True-Up under Section 4.6, the Non-Defaulting Member shall have the following rights, which are cumulative:

(a) Suspension of Distributions. CMJV shall withhold all distributions otherwise payable to the Defaulting Member and apply them first to any interest under Section 10.2 and then to the defaulted amount, and the balance shall be distributed to the Non-Defaulting Member as an advance against future distributions.

(b) Cure Contribution. The Non-Defaulting Member may, but shall not be obligated to, fund all or any portion of the defaulted amount (a “Cure Contribution”), in which case CMJV shall issue to the Non-Defaulting Member a number of Units equal to the Cure Contribution divided by ninety percent (90%) of the Contribution Price, and the Capital Commitment (and the Matching Commitment) of the Defaulting Member shall be reduced by the amount of the Cure Contribution, with the result that a corresponding number of the Defaulting Member’s Units shall be cancelled at the True-Up Date in accordance with Section 4.6.

(c) Suspension of Governance Rights. The Defaulting Member’s rights to approve Reserved Matters (subject to Section 7.7) and to designate Managers shall be suspended, and its Managers shall be deemed to have abstained from all votes, until the Funding Default is cured in full (including interest under Section 10.2). During such suspension, the quorum requirement in Section 7.3(b) shall be satisfied by the presence of the Managers designated by the Non-Defaulting Member.

(d) No Termination of Capital Commitment by Sadot. For the avoidance of doubt, Sadot may not terminate or reduce the Capital Commitment other than as expressly provided in Sections 4.2(b), 4.6 and 15.2, and a Funding Default shall not relieve Sadot of its obligation to fund the Capital Commitment prior to the True-Up Date, the True-Up being in addition to, and not in substitution for, VisionWave’s right to enforce the Capital Commitment by specific performance prior to the True-Up Date.

10.4       VisionWave Default. If VisionWave commits a Willful Breach of Section 6.3 or 6.4, or fails to perform the Retained Obligations at the CM Acquisition Closing, and such breach is not cured within fifteen (15) Business Days after written notice from Sadot, then, in addition to any other rights and remedies available to Sadot (including under Article XIV and Section 15.3), (a) VisionWave’s rights to approve Reserved Matters and to designate Managers shall be suspended, mutatis mutandis, as provided in Section 10.3(c) until such breach is cured, and (b) Sadot may suspend the funding of Matching Advances until such breach is cured, and the Funding Period and each Minimum Funding Milestone shall be extended by the period of such suspension.

ARTICLE XI

DEADLOCK; VALUATION

11.1       Deadlock. A “Deadlock” shall be deemed to have occurred if (a) a Reserved Matter has been proposed in writing by a Member or Manager at two (2) duly convened meetings of the Board (or in two (2) written requests for Member approval) held not less than ten (10) Business Days apart, (b) the Reserved Matter has not been approved at either such meeting (or within ten (10) Business Days after the second such request), and (c) the Member proposing the matter delivers written notice to the other Member that a Deadlock has occurred (a “Deadlock Notice”). No Deadlock shall arise from the failure to approve a matter described in Section 7.6(a), (b), (c), (o) or (p), it being agreed that the status quo shall prevail with respect to such matters.

11.2       Escalation. Within ten (10) Business Days after delivery of a Deadlock Notice, the chief executive officers of VisionWave and Sadot shall meet (in person or by video conference) and negotiate in good faith to resolve the Deadlock. If the Deadlock is not resolved within twenty (20) Business Days after delivery of the Deadlock Notice, the chairpersons of the boards of directors of VisionWave and Sadot shall meet and negotiate in good faith to resolve the Deadlock. If the Deadlock is not resolved within forty (40) Business Days after delivery of the Deadlock Notice, either Member may refer the Deadlock to non-binding mediation administered by JAMS in New York, New York, with the costs of mediation shared equally.

11.3       Consequences of Unresolved Deadlock.

(a) If a Deadlock remains unresolved sixty (60) Business Days after delivery of the Deadlock Notice, the status quo shall continue with respect to the matter in Deadlock, and CMJV shall continue to be operated in accordance with the then-current Approved Budget and this Agreement. Neither Member shall be entitled to any buy-sell, put, call or forced-sale remedy solely by reason of a Deadlock, except as provided in Section 11.3(b).

(b) [If, after the Parity Date, a Deadlock relating to (i) the sale of the Purchased Shares or the CM Rights, (ii) the enforcement of remedies under the CM Loan Documents following an Event of Default, or (iii) the approval of an annual budget for CM remains unresolved for one hundred twenty (120) Business Days after delivery of the Deadlock Notice, either Member (the “Initiating Member”) may deliver to the other Member (the “Responding Member”) a written offer specifying a single cash price per Unit (the “Offer Price”) at which the Initiating Member is willing either to purchase all of the Responding Member’s Units or to sell all of its own Units. The Responding Member shall, within forty-five (45) days after receipt of such offer, elect by written notice either to sell all of its Units to the Initiating Member or to purchase all of the Initiating Member’s Units, in either case at the Offer Price. Failure to elect shall be deemed an election to sell. The closing of such purchase shall occur within sixty (60) days after such election, subject to extension for required regulatory approvals.]

11.4       Fair Market Value. Whenever Fair Market Value is to be determined under this Agreement, the Members shall attempt in good faith to agree upon such value within fifteen (15) Business Days. Failing agreement, each Member shall, within a further ten (10) Business Days, appoint an independent, nationally recognized investment bank or valuation firm with experience valuing businesses similar to CM, each of which shall deliver its determination within thirty (30) days after appointment. If the two determinations differ by ten percent (10%) or less of the higher determination, Fair Market Value shall be the average of the two. If they differ by more than ten percent (10%), the two firms shall jointly appoint a third such firm, which shall select whichever of the two determinations it considers closer to Fair Market Value, and that determination shall be final and binding. Fair Market Value shall be determined without any discount for lack of marketability or minority interest and shall take into account the value of the CM Rights, the CM Loans and the CM Collateral and, if the CM Acquisition Closing has occurred, the Purchased Shares. Each Member shall bear the cost of the firm it appoints, and the cost of the third firm shall be shared equally.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

12.1       Mutual Representations and Warranties. Each of VisionWave, Sadot and CMJV represents and warrants to each other party, as of the Closing Date, that:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority to execute, deliver and perform this Agreement;

(b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or limited liability company action, including the approval of its board of directors or managers, and no approval of its stockholders or members is required under Applicable Law, its organizational documents or the rules of Nasdaq;

(c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity;

(d) the execution, delivery and performance of this Agreement do not and will not (i) violate its organizational documents, (ii) violate any Applicable Law, (iii) require any consent, approval or filing with any Governmental Authority other than filings under the Exchange Act and with Nasdaq, or (iv) conflict with, result in a breach of or constitute a default under any material agreement to which it is a party, except, in the case of this clause (iv), as set forth in such party’s disclosure schedule delivered concurrently with the execution of this Agreement;

(e) it has timely filed all reports required to be filed by it with the SEC during the twelve (12) months preceding the date of this Agreement, and no such report, as of its date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(f) it is in compliance with the continued listing standards of Nasdaq, and it has not received any notice of deficiency from Nasdaq that remains unresolved, except as disclosed in its SEC filings; and

(g) no broker, finder or investment banker is entitled to any fee or commission from it in connection with this Agreement for which any other party could become liable, and, in the case of Sadot, any fee payable to any Person under any deal origination or similar agreement of Sadot shall be borne solely by Sadot and shall not be calculated on or payable out of any Matching Advance, the CM Loans or any asset of CMJV.

12.2       Additional Representations and Warranties of VisionWave. VisionWave represents and warrants to Sadot, as of the Closing Date, except as set forth in the disclosure schedule delivered by VisionWave to Sadot concurrently with the execution of this Agreement (the “VisionWave Disclosure Schedule”), that:

(a) Share Purchase Agreement. The copies of the Share Purchase Agreement, the First Amendment, the March Side Letter and the Extension Side Letter delivered to Sadot are true, correct and complete; the Share Purchase Agreement is in full force and effect and constitutes the legal, valid and binding obligation of VisionWave and, to VisionWave’s knowledge, of the Seller and CM; the Belrise Long-Stop Date and the Outside Closing Date have been validly extended to December 31, 2026; no party has delivered any notice of termination or breach thereunder; and VisionWave is not, and to VisionWave’s knowledge neither the Seller nor CM is, in material breach thereof. VisionWave has not waived the Belrise Condition or any other condition to the CM Acquisition Closing.

(b) CM Loan Documents. The copies of the CM Loan Documents delivered to Sadot are true, correct and complete; the CM Loan Documents are in full force and effect; the outstanding principal amount of, and accrued interest on, the CM Loan Obligations as of the Baseline Date are as set forth in Schedule A; no Event of Default under the Loan Agreement has occurred and is continuing, other than as disclosed in Section 12.2(b) of the VisionWave Disclosure Schedule; and VisionWave has not waived any Event of Default or amended, modified or forborne from exercising any right under the CM Loan Documents except as disclosed to Sadot in writing.

(c) Title to CM Rights. VisionWave and VisionWave Israel are the sole legal and beneficial owners of the CM Rights, free and clear of all Encumbrances, and have not assigned, pledged, participated or otherwise transferred any interest in the CM Rights to any Person. Upon the Closing, CMJV will own the CM Rights free and clear of all Encumbrances other than restrictions arising under the Share Purchase Agreement, the CM Loan Documents, the March Side Letter and Applicable Law.

(d) Qualifying VisionWave Advances. Each Qualifying VisionWave Advance set forth in Schedule A was funded in cash by VisionWave or VisionWave Israel to or for the benefit of CM on the date and in the amount set forth therein, for the purpose set forth therein, and is evidenced by the CM Loan Document identified therein. Schedule A does not include any amount excluded by the definition of Qualifying VisionWave Advance. No portion of the VisionWave Cumulative Funding Amount has been repaid, refunded or reversed.

(e) Security. The security interests and liens granted under the CM Loan Documents are valid, perfected and first-priority, subject only to Permitted Encumbrances (as defined in the Loan Agreement) and the matters disclosed in Section 12.2(e) of the VisionWave Disclosure Schedule, and have been duly registered with the Israeli Registrar of Companies and Registrar of Pledges. VisionWave has delivered to Sadot copies of all such registrations.

(f) Giza; FBM; Litigation. VisionWave has delivered to Sadot a true, correct and complete copy of the Giza Settlement Agreement and all material correspondence relating thereto. To VisionWave’s knowledge, CM is in compliance with the Giza Settlement Agreement. Except for the insolvency proceedings affecting FBM described in Section 12.2(f) of the VisionWave Disclosure Schedule, no receiver, liquidator or trustee has been appointed, and no proceeding for the appointment of any of the foregoing is pending or, to VisionWave’s knowledge, threatened, with respect to CM or FBM. Except as disclosed in Section 12.2(f) of the VisionWave Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to VisionWave’s knowledge, threatened against or affecting VisionWave, CMJV or, to VisionWave’s knowledge, CM or FBM that relates to the CM Rights or would reasonably be expected to have a Material Adverse Effect.

(g) No Inconsistent Arrangements. Neither VisionWave nor any of its Affiliates has granted to any Person any right, option, participation or interest in the CM Rights, the Purchased Shares or the Belrise opportunity that is inconsistent with the rights granted to Sadot and CMJV hereunder, and there are no side letters, understandings or arrangements with the Seller, CM, Giza or Belrise relating to the subject matter of the Share Purchase Agreement or the CM Loan Documents other than those delivered to Sadot.

(h) Belrise. VisionWave has delivered to Sadot a true, correct and complete copy of the Belrise MOU and all drafts of the Belrise JV Agreements exchanged with Belrise, and has disclosed to Sadot in writing all material communications with Belrise regarding the Belrise Condition. To VisionWave’s knowledge, Belrise has not indicated that it does not intend to proceed with the Belrise JV Agreements.

(i) CM Information. VisionWave has made available to Sadot all financial statements of CM and FBM, due diligence reports, business plans and valuations relating to CM in VisionWave’s possession. VisionWave makes no representation or warranty regarding the accuracy or completeness of any such information prepared by CM, the Seller or any third party, except that, to VisionWave’s knowledge, such information does not contain any untrue statement of a material fact.

(j) CMJV. CMJV was organized on September 29, 2026 as a Nevada limited liability company, has conducted no business and has no assets or liabilities other than as contemplated by this Agreement, and immediately prior to the Closing all of its issued Units were owned by VisionWave. Upon issuance in accordance with this Agreement, all Units will be duly authorized and validly issued and, subject to the Capital Commitment and Section 4.6, fully paid, and will be free of preemptive rights (other than under Section 2.7).

(k) Investment Representations. The representations set forth in Section 3.3(c) are true and correct.

12.3       Additional Representations and Warranties of Sadot. Sadot represents and warrants to VisionWave and CMJV, as of the Closing Date, that:

(a) Entry Premium Shares. The Entry Premium Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Encumbrances other than restrictions under applicable securities laws and this Agreement, and will not be subject to any preemptive or similar right. The issuance of the Entry Premium Shares does not require the approval of the stockholders of Sadot under Nasdaq Listing Rule 5635 or otherwise, and, when aggregated with all other issuances of Sadot Common Stock that are required to be aggregated therewith under Nasdaq rules (including the shares issuable in connection with Sadot’s acquisition of SalesIQ), does not exceed 19.99% of the Sadot Common Stock outstanding immediately prior to such issuances. Sadot has filed or will timely file with Nasdaq any Listing of Additional Units notification required in connection with the Entry Premium Shares.

(b) Listing. Sadot Common Stock is listed on Nasdaq, and Sadot has not received any notice of delisting or of non-compliance with continued listing standards that has not been publicly disclosed.

(c) Financial Capacity. Sadot has, and will have on each date on which a Matching Advance is required to be funded, sufficient cash on hand or available under committed financing arrangements to fund the Capital Commitment in full, and its board of directors has approved the Capital Commitment in an amount not less than the Funding Cap. Sadot’s obligation to fund the Capital Commitment is not conditioned on Sadot obtaining any financing.

(d) Investment Representations. The representations set forth in Section 4.6(e) are true and correct.

(e) Independent Investigation. Sadot has conducted its own independent investigation of CM, FBM, the CM Rights and the Belrise opportunity, and in entering into this Agreement has relied solely on the representations and warranties expressly set forth in this Agreement and not on any other statement, projection, forecast or information provided by VisionWave or its Representatives. Sadot acknowledges that CM is a privately held Israeli company that has been the subject of a creditor settlement, that FBM is the subject of insolvency proceedings, and that VisionWave does not control CM.

12.4       No Other Representations. Except for the representations and warranties expressly set forth in this Article XII and in the certificates delivered pursuant to Article III, no party makes any representation or warranty, express or implied, and each party disclaims any other representation or warranty, including any representation regarding the future performance or prospects of CM, FBM or CMJV or the likelihood that the Belrise Condition will be satisfied or the CM Acquisition consummated.

12.5       Survival. The representations and warranties in this Article XII shall survive the Closing for a period of eighteen (18) months; provided that the representations in Sections 12.1(a) through (c), 12.2(c), 12.2(d), 12.2(j) and 12.3(a) (the “Fundamental Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and any claim asserted in writing prior to the expiration of the applicable survival period shall survive until finally resolved. Covenants shall survive in accordance with their terms.

ARTICLE XIII

COVENANTS

13.1       Confidentiality. Each party shall, and shall cause its Representatives to, hold in strict confidence and not disclose to any Person all non-public information relating to CMJV, CM, FBM, the CM Rights, the Belrise opportunity, the other parties and the terms of this Agreement (“Confidential Information”), except (a) to its Representatives who need to know such information for purposes of this Agreement and who are bound by confidentiality obligations no less protective than this Section 13.1, (b) as required by Applicable Law, including the Exchange Act and the rules of Nasdaq (in which case the disclosing party shall, to the extent legally permitted, give the other parties prior notice and an opportunity to seek confidential treatment), (c) to its lenders, investors and prospective financing sources and their advisors under customary confidentiality undertakings, (d) information that is or becomes publicly available other than through breach of this Agreement, and (e) with the prior written consent of the other parties. The obligations under this Section 13.1 shall survive for three (3) years after the termination of this Agreement or such Member’s ceasing to hold Units.

13.2       Public Announcements; SEC Filings.

(a) The parties shall agree upon the form and content of a joint or coordinated press release announcing this Agreement and the transactions contemplated hereby, and no party shall issue any press release or make any public statement regarding this Agreement, CMJV, CM or the CM Acquisition without the prior written consent of the other Member (not to be unreasonably withheld, conditioned or delayed), except as required by Applicable Law or the rules of Nasdaq, in which case the disclosing party shall, to the extent practicable, provide the other Member with a reasonable opportunity to review and comment in advance.

(b) Each Member acknowledges that the other Member will be required to file a Current Report on Form 8-K describing this Agreement within four (4) Business Days after its execution and may be required to file this Agreement as an exhibit thereto, and agrees to cooperate in the preparation of such disclosure and in any request for confidential treatment of commercially sensitive terms (including Schedule A and Schedule C). Each Member shall provide the other with a draft of the relevant portions of any such filing not less than two (2) Business Days prior to filing.

(c) No public statement by either Member shall (i) state or imply that Sadot or VisionWave owns any equity interest in CM prior to the CM Acquisition Closing, (ii) characterize the Matching Advances as a purchase price paid to VisionWave, or (iii) characterize the Entry Premium Shares as consideration for an interest in CM, and each Member shall use the descriptions set forth in Section 6.2(c) and this Section 13.2(c) in describing the transactions in its SEC filings and press releases.

13.3       Compliance with Laws; Sanctions; Anti-Corruption. Each party shall, and shall cause CMJV to, comply with all Applicable Law in connection with this Agreement and the CM Rights, including the U.S. Foreign Corrupt Practices Act, the sanctions laws administered by the U.S. Office of Foreign Assets Control, Israeli defense export control laws (including the Defense Export Control Law, 5767-2007) to the extent applicable to CM or FBM, and applicable anti-money laundering laws. Neither Member shall cause or permit CMJV to make any payment or provide anything of value to any government official or other Person in violation of such laws.

13.4       Exclusivity; Corporate Opportunity. From the date of this Agreement until the earlier of the termination of this Agreement and the date on which a Member ceases to hold Units, neither Member shall, and each Member shall cause its Affiliates not to, directly or indirectly, (a) acquire or seek to acquire any equity, debt or other interest in CM, FBM, the Seller’s interest in CM, or any joint venture between CM or FBM and Belrise, other than through CMJV, (b) enter into any financing, security, participation or similar arrangement with CM, FBM or the Seller other than through CMJV, or (c) solicit or induce CM, FBM, the Seller, Giza or Belrise to take any action inconsistent with the Share Purchase Agreement, the CM Loan Documents or this Agreement. Any such opportunity of which a Member or its Affiliates becomes aware shall be promptly offered to CMJV. Nothing in this Section 13.4 restricts either Member from conducting any other business, including businesses that compete with CM or FBM, and no Member shall have any obligation to offer any other business opportunity to CMJV or the other Member.

13.5       Further Assurances. Each party shall execute and deliver such additional documents and instruments and take such further actions as any other party may reasonably request to carry out the intent of this Agreement, including any actions required under Israeli law to give effect to the assignment of the CM Rights and any filings required with the Israeli Registrar of Companies, the Registrar of Pledges or Nasdaq.

13.6       Tax Matters. The Members intend that CMJV be treated as a partnership for U.S. federal and applicable state income tax purposes, and CMJV shall not elect to be treated as an association taxable as a corporation without the approval of both Members as a Reserved Matter. Items of income, gain, loss, deduction and credit of CMJV shall be allocated among the Members in accordance with their Percentage Interests, subject to such adjustments as are required by Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder (including the requirements of Sections 704(b) and 704(c) of the Code), and CMJV shall maintain capital accounts for the Members in accordance with Treasury Regulations Section 1.704-1(b). VisionWave shall be the “partnership representative” of CMJV within the meaning of Section 6223 of the Code and shall keep Sadot informed of, and consult with Sadot in good faith regarding, all material tax matters. CMJV shall cause to be prepared and filed all required tax returns and shall deliver to each Member a Schedule K-1 and such other information as is reasonably required for the preparation of its own tax returns not later than seventy-five (75) days after the end of each fiscal year. The Members shall cooperate in good faith regarding any Israeli tax filings or withholding certificates relating to payments from CM. Each Member shall bear its own taxes arising from its ownership of Units.

13.7       Insurance. Following the CM Acquisition Closing, CMJV shall use its rights as majority shareholder to cause CM to maintain the insurance required by Section 7.4 of the Loan Agreement and such other insurance as the Board reasonably determines, naming CMJV as loss payee and additional insured.

13.8       Notice of Certain Events. Each Member shall promptly notify the other Member and CMJV of (a) any breach of this Agreement by such Member, (b) any event that would reasonably be expected to cause any of its representations or warranties to become untrue in any material respect, (c) any notice of delisting or non-compliance received from Nasdaq, and (d) any change of control or insolvency event affecting such Member.

ARTICLE XIV

INDEMNIFICATION

14.1       Indemnification by VisionWave. From and after the Closing, VisionWave shall indemnify, defend and hold harmless Sadot, CMJV and their respective Representatives (the “Sadot Indemnitees”) from and against all Losses incurred by any of them arising out of or resulting from (a) any inaccuracy in or breach of any representation or warranty of VisionWave or CMJV in this Agreement or any certificate delivered pursuant hereto, (b) any breach of any covenant or agreement of VisionWave or CMJV in this Agreement, (c) the Retained Obligations, and (d) any liability of VisionWave or VisionWave Israel under the Share Purchase Agreement or the CM Loan Documents arising from acts or omissions prior to the Closing.

14.2       Indemnification by Sadot. From and after the Closing, Sadot shall indemnify, defend and hold harmless VisionWave, CMJV and their respective Representatives (the “VisionWave Indemnitees”) from and against all Losses incurred by any of them arising out of or resulting from (a) any inaccuracy in or breach of any representation or warranty of Sadot in this Agreement or any certificate delivered pursuant hereto, (b) any breach of any covenant or agreement of Sadot in this Agreement, including any Funding Default, and (c) any fee or commission payable to Softech or any other broker, finder or origination agent engaged by Sadot.

14.3       Limitations.

(a) No indemnifying party shall be liable under Section 14.1(a) or 14.2(a) (other than in respect of Fundamental Representations or fraud) unless and until the aggregate Losses of the indemnified parties exceed U.S. $100,000, in which case the indemnifying party shall be liable for all such Losses from the first dollar.

(b) The aggregate liability of VisionWave under Section 14.1(a) (other than in respect of Fundamental Representations or fraud) shall not exceed the value of the Entry Premium Shares, calculated at the closing price of Sadot Common Stock on Nasdaq on the Closing Date. The aggregate liability of Sadot under Section 14.2(a) (other than in respect of Fundamental Representations or fraud) shall not exceed the same amount. The aggregate liability of either Member under this Article XIV in respect of Fundamental Representations shall not exceed the sum of such amount and the aggregate cash contributions made by the other Member to CMJV. Nothing in this Section 14.3 limits any liability for fraud, Willful Breach or a Funding Default, or the right to specific performance.

(c) No party shall be liable for punitive, exemplary or speculative damages, or for consequential damages or lost profits that were not reasonably foreseeable, except to the extent awarded to a third party.

(d) Losses shall be calculated net of insurance proceeds and other third-party recoveries actually received, and each indemnified party shall use commercially reasonable efforts to mitigate its Losses. Any indemnity payment shall be treated as an adjustment to the consideration for tax purposes to the extent permitted by Applicable Law.

(e) VisionWave may, at its election, satisfy any indemnification obligation to Sadot by the transfer to Sadot of Entry Premium Shares valued at the closing price of Sadot Common Stock on Nasdaq on the trading day preceding the date of such transfer.

14.4       Procedures. The procedures set forth in Section 7.5 of the Share Purchase Agreement shall apply, mutatis mutandis, to claims for indemnification under this Article XIV, with references to “Buyer” and “Seller” being read as references to the indemnified and indemnifying parties, respectively.

14.5       Exclusive Remedy. Except in the case of fraud, Willful Breach or claims for specific performance or injunctive relief, and except as provided in Article X and Section 15.3, this Article XIV shall be the sole and exclusive remedy of the parties for any breach of the representations, warranties and covenants in this Agreement.

ARTICLE XV

TERM; TERMINATION; LONG-STOP FAILURE; ENTRY PREMIUM ADJUSTMENT

15.1       Term. This Agreement shall become effective on the Effective Date and shall continue in effect until the earliest of (a) the dissolution and winding up of CMJV in accordance with Section 15.4, (b) the date on which one Member (together with its Permitted Transferees) holds all of the outstanding Units, and (c) the written agreement of the Members to terminate this Agreement.

15.2       Long-Stop Failure.

(a) A “Long-Stop Failure” shall occur if (i) the CM Acquisition Closing has not occurred on or before the Outside Closing Date, (ii) the Share Purchase Agreement is terminated in accordance with its terms (including pursuant to Section 8.1(g) thereof following the Belrise Long-Stop Date), or (iii) the Seller or CM repudiates the Share Purchase Agreement or becomes the subject of any insolvency, receivership or liquidation proceeding that is not dismissed within sixty (60) days.

(b) Upon a Long-Stop Failure: (i) the Matching Commitment shall automatically terminate, and Sadot shall have no obligation to fund any further Matching Advances, unless Sadot elects otherwise by written notice to VisionWave within thirty (30) days after the Long-Stop Failure; (ii) the True-Up shall apply as of the date of such termination in accordance with Section 4.6(d), unless Sadot elects to fund the Unfunded Amount as provided therein; (iii) all Matching Advances previously funded, and the Units held by Sadot after giving effect to the True-Up, shall remain outstanding, and Sadot shall continue to hold such Units and all rights under this Agreement in respect thereof; (iv) CMJV shall continue to hold the CM Loans, the CM Loan Documents and the CM Collateral, and the Members shall consult in good faith regarding the enforcement, restructuring, conversion (subject to the March Side Letter), sale or other realization of the CM Loans as a Reserved Matter; and (v) the provisions of this Agreement shall otherwise continue in effect.

(c) Notwithstanding Section 15.2(b)(i), if a Long-Stop Failure occurs and, within twelve (12) months thereafter, CMJV or VisionWave enters into any agreement to acquire any equity interest in CM or FBM (whether by conversion of the CM Loans, enforcement of the CM Collateral, a new purchase agreement or otherwise), Sadot shall have the right, exercisable within thirty (30) days after notice thereof, to reinstate the Capital Commitment (as reduced by Matching Advances previously funded), to have reissued to it the Units cancelled in the True-Up upon funding of the reinstated Capital Commitment, and to participate in such acquisition through CMJV on the terms of this Agreement.

15.3       Treatment of Entry Premium Shares upon Certain Failures.

(a) Except as provided in Section 15.3(b), the Entry Premium Shares shall be retained by VisionWave notwithstanding any Long-Stop Failure, the failure of the Belrise Condition, any termination of the Share Purchase Agreement, or any other failure of the CM Acquisition to be consummated, it being acknowledged that the Entry Premium Shares are consideration for Sadot’s admission to the CM opportunity and not for the consummation of the CM Acquisition, and that the risk that the Belrise Condition is not satisfied is a risk assumed by both Members.

(b) If a Long-Stop Failure occurs and the primary cause thereof is (i) a Willful Breach by VisionWave of Section 6.3, 6.4 or 13.4, (ii) VisionWave’s failure to perform the Retained Obligations at a CM Acquisition Closing that would otherwise have occurred, or (iii) the inaccuracy, as of the Closing Date, of any of the representations in Sections 12.2(a), 12.2(c) or 12.2(g) such that VisionWave did not in fact hold the CM Rights represented by it, then VisionWave shall, within thirty (30) days after written demand by Sadot, at Sadot’s election, either (A) transfer to Sadot for cancellation, free and clear of all Encumbrances, a number of Entry Premium Shares (or, if VisionWave no longer holds such shares, other shares of Sadot Common Stock) equal to [fifty percent (50%)] of the Entry Premium Shares, or (B) pay to Sadot in cash an amount equal to the value of such shares at the closing price of Sadot Common Stock on Nasdaq on the Closing Date.

(c) The remedy in Section 15.3(b) is in addition to, and not in lieu of, Sadot’s rights under Article XIV, but any amount recovered under Section 15.3(b) shall be credited against any Losses recoverable under Article XIV arising from the same facts.

15.4       Dissolution and Winding Up. CMJV shall be dissolved and its affairs wound up upon (a) the approval of both Members as a Reserved Matter, (b) the sale of all or substantially all of the assets of CMJV and the distribution of the proceeds thereof, or (c) the entry of a decree of judicial dissolution under NRS 86.495. Upon dissolution, the assets of CMJV shall be applied first to the payment of its liabilities and the establishment of reasonable reserves, second to the payment of any unpaid Priority Return, and thereafter distributed to the Members in accordance with their Percentage Interests (or, prior to the Parity Date, in accordance with Section 8.2(b)). If the assets of CMJV include the CM Loans or the Purchased Shares and the Members do not agree on their sale, such assets shall be distributed in kind to the Members as tenants in common in accordance with their Percentage Interests, and the Members shall enter into a customary co-lender or co-ownership agreement in respect thereof. Upon completion of the winding up, the Board shall cause articles of dissolution to be filed in accordance with NRS 86.541.

15.5       Survival. The termination of this Agreement or the cessation of a Member’s status as such shall not relieve any party of any liability accrued prior thereto, and Articles XIII (for the periods stated therein), XIV and XVI and Sections 4.6, 8.2(a), 15.3 and 15.4 shall survive.

ARTICLE XVI

MISCELLANEOUS

16.1       Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses (including the fees of counsel, accountants and advisors) incurred in connection with the negotiation, execution and performance of this Agreement. The costs of organizing CMJV and of registering the assignment of the CM Rights in Israel shall be borne by VisionWave. The costs of any registration statement under Section 3.3(f) shall be borne by Sadot.

16.2       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand, (b) when sent by email (with confirmation of transmission and, if sent after 5:00 p.m. recipient’s local time, on the next Business Day), (c) one (1) Business Day after deposit with a nationally recognized overnight courier, or (d) three (3) Business Days after mailing by registered or certified mail, return receipt requested, in each case to the addresses set forth in Schedule D (or such other address as a party may designate by notice).

16.3       Entire Agreement. This Agreement (including the Schedules and Exhibits), the Contribution Agreement and the CM Acknowledgment constitute the entire agreement among the parties with respect to the subject matter hereof, constitute the operating agreement of CMJV, and supersede all prior and contemporaneous agreements, understandings, term sheets, board packages and negotiations, whether written or oral, including the draft Strategic Joint Venture and Participation Agreement included in Sadot’s board package dated September 14, 2026 and all subsequent drafts of this Agreement.

16.4       Amendments and Waivers. This Agreement may be amended, and any provision hereof waived, only by a written instrument executed by VisionWave and Sadot (and, in the case of an amendment that imposes obligations on CMJV, by CMJV). No failure or delay in exercising any right shall operate as a waiver thereof.

16.5       Assignment; Binding Effect. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties, except in connection with a Transfer of Units permitted by Article IX. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

16.6       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns, and nothing herein shall confer any right, benefit or remedy on any other Person, including the Seller, CM, FBM, Giza or Belrise, except that the Sadot Indemnitees and VisionWave Indemnitees are intended third-party beneficiaries of Article XIV.

16.7       Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the parties shall negotiate in good faith to replace the invalid provision with a valid provision that achieves, to the greatest extent possible, the economic and legal effect of the original.

16.8       Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

16.9       Dispute Resolution; Jurisdiction; Waiver of Jury Trial.

(a) Any dispute arising out of or relating to this Agreement that is not a Deadlock (which shall be governed by Article XI) shall first be submitted to the chief executive officers of VisionWave and Sadot, who shall meet and negotiate in good faith for a period of twenty (20) Business Days. If not so resolved, the dispute shall be resolved by binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, before a single arbitrator who shall be a retired judge or an attorney with at least fifteen (15) years of experience in complex commercial transactions, seated in Las Vegas, Nevada. The arbitrator shall apply the substantive law of the State of Nevada and shall have authority to award specific performance and injunctive relief. Judgment on the award may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

(b) Notwithstanding Section 16.9(a), any party may seek provisional or injunctive relief, including specific performance of a Member’s obligation to fund, from the state or federal courts located in Clark County, Nevada, and each party irrevocably submits to the exclusive jurisdiction of such courts for such purpose and waives any objection to venue or inconvenient forum.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.10       Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with its terms, and that each party shall be entitled to specific performance and injunctive relief to prevent breaches and to enforce specifically the terms hereof, including the obligation of Sadot to fund Matching Advances and the obligation of VisionWave to contribute the CM Rights, without proof of actual damages and without any requirement to post a bond.

16.11       Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by DocuSign, PDF or other electronic means shall be deemed originals for all purposes.

16.12       Relationship of the Parties. Nothing in this Agreement creates a partnership (other than for U.S. federal and applicable state income tax purposes), agency or fiduciary relationship between the Members, and neither Member shall have authority to bind the other. The Members’ relationship is solely that of members of CMJV and parties to this Agreement.

16.13       Time of the Essence. Time is of the essence with respect to the funding obligations of the Members under Articles IV and X.

16.14       Language. This Agreement is executed in the English language, which shall control over any translation.

IN WITNESS WHEREOF, the Parties have caused this Joint Venture and Operating Agreement to be executed by their duly authorized officers as of the Effective Date.

VISIONWAVE HOLDINGS, INC.

By: /s/ Douglas Davis

Name: Douglas Davis

Title: Chief Executive Officer

SADOT GROUP INC.

By: /s/ Michael Murray

Name: Michael Murray

Title: Chief Executive Officer

CMJV LLC

By: /s/ Douglas Davis

Name: Douglas Davis

Title: Manager

ACKNOWLEDGED AND AGREED solely for purposes of Sections 2.3, 5.4 and 13.5 and Exhibit B:

VISIONWAVE IL LTD.

By: /s/ Douglas Davis

Name: Douglas Davis

Title: Director

[Signature Page to Joint Venture and Operating Agreement]

SCHEDULE A

VISIONWAVE CUMULATIVE FUNDING AMOUNT SCHEDULE

(Qualifying VisionWave Advances as of the Baseline Date, September 30, 2026)

DATE CM	For	AMOUNT CM

1/6/26	Working Capital	$ 398,255.00
2/26/26	Working Capital	$ 239,500.00
2/4/26	Working Capital	$ 500,000.00
1/21/26	Working Capital	$ 200,000.00
2/23/26	Giza	$ 160,500.00
3/11/26	Rent Unger	$ 143,000.00
3/11/26	Working Capital	$ 400,000.00
3/16/26	Working Capital	$ 400,000.00
3/18/26	Bank Guarntee for Rent	$ 550,000.00
3/24/26	Working Capital	$ 250,000.00
3/26/26	Rent Unger	$ 135,000.00
3/26/26	Giza	$ 100,000.00
4/9/26	Working Capital	$ 200,000.00
4/26/26	Giza	$ 100,000.00
4/28/26	Rent Unger	$ 149,000.00
5/7/26	Working Capital	$ 500,000.00
5/27/26	Giza	$ 100,000.00
5/31/26	Rent Unger	$ 158,500.00
6/27/26	Rent Unger	$ 152,000.00
6/30/26	Giza	$ 100,000.00
6/30/26	VWAV IL - Working Capital	$ 789,091.76
7/28/26	Rent Unger	$ 160,000.00
7/28/26	Rent Kal Vahomer	$ 203,000.00
8/10/26	Working Capital	$ 250,000.00
8/25/26	Giza	$ 50,000.00
8/25/26	Rent Unger	$ 166,610.00
9/18/26	Rent Unger	$ 169,937.58
9/20/26	VWAV IL - Working Capital	$ 1,089,928.86

$ 7,814,323.20

Summary: Advances funded by VisionWave and VisionWave Israel to or for the benefit of CM (working capital, Giza Settlement Agreement installments, rent and rent guarantees paid on CM’s behalf): $7,814,323.20. VisionWave Cumulative Funding Amount (rounded): $7,814,323. Units issuable at Closing at the Contribution Price: 7,814,323 to VisionWave and 7,814,323 to Sadot. Sadot Capital Commitment: $7,814,323.

Governing documents and supporting evidence: Each advance is evidenced by the Promissory Note dated February 4, 2026 (advances through February 5, 2026), the Loan Agreement and Note dated February 20, 2026 (advances thereafter) or, in the case of the “VWAV IL” line items, the VisionWave Israel advance documentation, in each case as confirmed by CM in the CM Acknowledgment. Wire confirmations for each line item have been delivered to Sadot.

Excluded amounts (not Qualifying VisionWave Advances): None.

Accrued and unpaid interest on the CM Loans through the Closing Date (Priority Return): to be calculated on the $7,814,323 in accordance with the terms of each governing note and confirmed by CM in the CM Acknowledgment.

Agreed and initialed as of the Closing Date: VisionWave _/s/DD_____ Sadot __/s/MM____

SCHEDULE B

INITIAL MANAGERS AND OFFICERS OF CMJV LLC

Managers designated by VisionWave: (1) Douglas Davis; (2) Atara Dzikowski.

Managers designated by Sadot: (1) Michael D. Murray; (2) Haggai Ravid.

Chairperson (Closing Date through second anniversary): Douglas Davis.

Officers: President — Douglas Davis; Secretary — Haggai Ravid.

Registered agent and office in Nevada: [__________].

SCHEDULE C

INITIAL APPROVED BUDGET AND FUNDING PLAN

Period (months after Closing)	Minimum Funding Milestone (cumulative Matching Advances)
Closing	$0
Month 3	$3,000,000
Month 6	$6,000,000
Month 9	$7,000,000
Month 12 (True-Up Date)	$7,814,323

The Approved Budget setting out CM’s projected monthly cash requirements for the Funding Period by category (payroll, materials, Giza Settlement Agreement installments, rent, new-facility capital expenditures and other), and the anticipated schedule of Draw Requests, is to be attached prior to the first Draw Request and approved by the Board as a Reserved Matter.

SCHEDULE D

NOTICE ADDRESSES

If to VisionWave or CMJV: VisionWave Holdings, Inc., 300 Delaware Avenue, Suite 210 #301, Wilmington, Delaware 19801, Attention: Douglas Davis, Chief Executive Officer, Email: ddavis@vwav.inc; with a copy (which shall not constitute notice) to Fleming PLLC, 30 Wall Street, 8th Floor, New York, New York 10005, Attention: Stephen M. Fleming, Email: smf@flemingpllc.com.

If to Sadot: Sadot Group Inc., 295 E. Renfro Street, Suite 300, Burleson, Texas 76028, Attention: Chief Executive Officer, Email: m.d.murray2010@gmail.com; with a copy (which shall not constitute notice) to [Sadot counsel].

EXHIBIT A

FORM OF ARTICLES OF ORGANIZATION OF CMJV LLC

[Articles of Organization filed with the Nevada Secretary of State on September 29, 2026 to be attached. The Articles provide that CMJV LLC is managed by managers, and the initial list of managers filed with the Secretary of State shall be conformed to Schedule B.]

EXHIBIT B

FORM OF CONTRIBUTION AND ASSIGNMENT AGREEMENT

This CONTRIBUTION AND ASSIGNMENT AGREEMENT (this “Contribution Agreement”) is made as of September 30, 2026 by and among VisionWave Holdings, Inc., a Delaware corporation (“VisionWave”), [VisionWave IL Ltd.] (“VisionWave Israel”), and CMJV LLC, a Nevada limited liability company (“CMJV”), pursuant to Section 2.3 of the Joint Venture and Operating Agreement dated as of September 30, 2026 among VisionWave, Sadot Group Inc. and CMJV (the “JV Agreement”). Capitalized terms used but not defined herein have the meanings given in the JV Agreement.

1. Contribution and Assignment. Each of VisionWave and VisionWave Israel hereby contributes, assigns, transfers, conveys and delivers to CMJV, and CMJV hereby accepts, all of its right, title and interest in, to and under the CM Rights, including without limitation (a) the Investment and Share Purchase Agreement dated as of February 20, 2026 among VisionWave, Matania (Mati) Moskovich and C.M. Composite Materials Ltd., as amended by the First Amendment dated February 26, 2026 and supplemented by the Side Letters dated March 11, 2026 and July 28, 2026, including all rights of “Buyer” thereunder, the right to acquire the Purchased Shares and the Buyer Call Option; (b) the Loan Agreement dated as of February 20, 2026 between VisionWave and CM, the Promissory Note issued thereunder, the Promissory Note dated February 4, 2026 and all other Prior Notes, and all CM Loan Obligations outstanding thereunder, being principal of U.S. $7,814,323.20 in the aggregate (of which U.S. $1,879,020.62 was advanced by VisionWave Israel) plus accrued interest of to be calculated as of the date hereof; (c) all security interests, pledges, charges and liens securing the CM Loan Obligations, including the pledges registered with the Israeli Registrar of Companies, and all rights of a secured party in respect of the CM Collateral; (d) all rights of VisionWave under the Belrise MOU and any Belrise JV Agreements to the extent relating to CM or FBM; and (e) all books, records and files relating to the foregoing.

2. Assumption. CMJV hereby assumes and agrees to perform all obligations of Buyer under the Share Purchase Agreement and of Lender under the CM Loan Documents arising from and after the date hereof, other than the Retained Obligations, which are retained by VisionWave.

3. Consideration. In consideration of the foregoing, CMJV hereby issues to VisionWave 7,814,323 Units, and VisionWave Israel acknowledges that its contribution is made for the benefit of, and at the direction of, VisionWave, its sole shareholder.

4. Endorsement; Further Assurances. VisionWave herewith delivers the original Note and Prior Notes endorsed to the order of CMJV. Each of VisionWave and VisionWave Israel shall execute and deliver all such further instruments (including Israeli-law deeds of assignment of pledge, notices to the Registrar of Companies and Registrar of Pledges, and UCC-3 assignments) as CMJV or Sadot may reasonably request, and irrevocably appoints CMJV as its attorney-in-fact, coupled with an interest, to execute the same in its name. Pending registration, VisionWave and VisionWave Israel hold the assigned security interests in trust for CMJV.

5. Representations. VisionWave and VisionWave Israel repeat, for the benefit of CMJV and Sadot, the representations and warranties set forth in Section 12.2(a) through (e) of the JV Agreement as of the date hereof.

6. Tax Treatment. The parties intend that the contribution hereunder qualify as a contribution to a partnership under Section 721 of the Internal Revenue Code of 1986, as amended.

7. Governing Law. This Contribution Agreement shall be governed by the laws of the State of Nevada; provided that the assignment of security interests governed by Israeli law shall, to the extent required, be governed by and effected in accordance with Israeli law.

VISIONWAVE HOLDINGS, INC.

By:
Name:	Douglas Davis
Title:	Chief Executive Officer

VISIONWAVE IL LTD.

By:
Name:	Douglas Davis
Title:	Director

CMJV LLC

By:
Name:	Douglas Davis
Title:	Manager

EXHIBIT C

FORM OF ACKNOWLEDGMENT, CONSENT AND LOAN AGREEMENT AMENDMENT (CM AND SELLER)

This ACKNOWLEDGMENT, CONSENT AND LOAN AGREEMENT AMENDMENT (this “Acknowledgment”) is made as of September 30, 2026 by C.M. Composite Materials Ltd., an Israeli company, registration number 513931980 (“CM”), and Matania (Mati) Moskovich (the “Seller”), in favor of VisionWave Holdings, Inc. (“VisionWave”), CMJV LLC (“CMJV”) and Sadot Group Inc. (“Sadot”). Capitalized terms used but not defined herein have the meanings given in the Investment and Share Purchase Agreement dated as of February 20, 2026, as amended (the “Share Purchase Agreement”), and the Loan Agreement dated as of February 20, 2026 (the “Loan Agreement”), as applicable.

1. Acknowledgment of Assignment. Each of CM and the Seller acknowledges receipt of notice of, and consents to, the assignment by VisionWave to CMJV, a Nevada limited liability company owned by VisionWave and Sadot, of all of VisionWave’s rights under the Share Purchase Agreement (pursuant to Section 9.6 thereof) and the Loan Agreement, the Note, the Prior Notes and all related security documents (pursuant to Section 8.5 of the Loan Agreement), and agrees that from the date hereof CMJV is the “Buyer” under the Share Purchase Agreement and the “Lender” under the Loan Agreement, and that all notices, payments and deliveries shall be made to CMJV; provided that VisionWave remains liable for the Retained Obligations (as defined in the Joint Venture and Operating Agreement among VisionWave, Sadot and CMJV, the “JV Agreement”) including the issuance of the Buyer Shares.

2. Confirmation of Outstanding Obligations. CM confirms that, as of September 30, 2026, the outstanding principal amount of the advances made to or for the benefit of CM by VisionWave and [VisionWave IL Ltd.] under the Loan Agreement, the Note, the Prior Notes and the VisionWave Israel advance documentation is U.S. $7,814,323.20 in the aggregate, as itemized in Schedule A to the JV Agreement (including amounts paid on CM’s behalf to Giza Zinger Even Mezzanine, Limited Partnership and to CM’s landlords), that accrued and unpaid interest thereon to be calculated, calculated in accordance with the terms of each governing note, that CM has no defense, offset or counterclaim in respect of any of the foregoing, and that all of the foregoing constitute “Obligations” secured by the Collateral under Article 3 of the Loan Agreement. To the extent any such advance is not presently so secured, CM hereby grants CMJV a security interest in the Collateral to secure the same and shall register such security with the Israeli Registrar of Companies within fifteen (15) days.

3. Increase in Commitment. Section 2.1 of the Loan Agreement is amended by replacing “$5,000,000” with “$16,628,646” and the recital and the Note are conformed accordingly, it being agreed that the increased Commitment (a) includes all advances outstanding as of the date hereof, and (b) is otherwise available solely for Advances funded by CMJV from Matching Advances and Additional Qualifying VisionWave Advances under the JV Agreement, and that CMJV has no obligation to fund any Advance except in accordance with the JV Agreement. Nothing herein increases the “irrevocable” funding commitment under the Side Letter dated March 11, 2026 beyond U.S. $5,000,000.

4. Draw Procedure; Use of Proceeds; Reporting. Section 2.2(b) of the Loan Agreement is amended to provide that each request for a subsequent Advance shall be made by a Draw Request in the form of Exhibit E to the JV Agreement, not more frequently than monthly, in a minimum amount of $250,000, and shall be subject to approval in accordance with Section 4.4 of the JV Agreement. Proceeds of each Advance shall be used solely as set forth in the applicable Approved Draw Request and the Approved Budget. CM shall deliver the reports described in Section 7.10 of the JV Agreement to CMJV, VisionWave and Sadot, and Section 7.1 of the Loan Agreement is amended accordingly.

5. Additional Events of Default. Section 6.1 of the Loan Agreement is amended to add: “(j) Any breach by Borrower or the Seller of the Acknowledgment, Consent and Loan Agreement Amendment dated September 30, 2026; (k) any default by Borrower under the Giza Settlement Agreement not cured within any applicable grace period; and (l) failure by Borrower to deliver any report required under Section 7.1 within fifteen (15) Business Days after written notice.”

6. Seller Consent to Conversion. The Seller hereby consents, for purposes of Section 2.7 of the Loan Agreement and Section 5 of the Note, to the exercise by CMJV of the optional conversion right thereunder at any time after the date hereof, subject only to the prior written consent of Giza to the extent required under the Side Letter dated March 11, 2026.

7. Belrise and FBM Reporting. CM and the Seller shall deliver to CMJV, VisionWave and Sadot written status reports regarding the Belrise Condition and the insolvency proceedings affecting FBM Composite Materials Ltd. not less than monthly and shall notify them within three (3) Business Days after any material adverse development.

8. Bring-Down; Ratification. CM and the Seller represent and warrant that the representations in Article 3 of the Share Purchase Agreement and Article 4 of the Loan Agreement are true and correct in all material respects as of the date hereof (except as set forth in an updated Disclosure Schedule delivered herewith, including with respect to the insolvency proceedings affecting FBM Composite Materials Ltd.), that CM is in compliance with the Giza Settlement Agreement, that no receiver has been appointed or sought in respect of CM, and that no Event of Default has occurred and is continuing. Except as expressly amended hereby, the Loan Agreement, the Note and the Share Purchase Agreement remain in full force and effect and are ratified and confirmed.

9. Governing Law; Counterparts. This Acknowledgment shall be governed by the laws governing the Loan Agreement and may be executed in counterparts and by electronic signature.

C.M. COMPOSITE MATERIALS LTD. By: _________________________________ Name: Matania (Mati) Moskovich Title: CEO and Sole Director

_________________________________ Matania (Mati) Moskovich (individually)

Acknowledged by:

VISIONWAVE HOLDINGS, INC. By: _________________________________ Name: Douglas Davis Title: Chief Executive Officer

SADOT GROUP INC. By: _________________________________ Name: Michael Murray Title: Chief Executive Officer

CMJV LLC By: _________________________________ Name: Douglas Davis Title: Manager

EXHIBIT D

FORM OF JOINDER AGREEMENT

The undersigned, [__________], hereby acknowledges that it has received and reviewed a copy of the Joint Venture and Operating Agreement dated as of September 30, 2026 among VisionWave Holdings, Inc., Sadot Group Inc. and CMJV LLC (as amended, the “Agreement”), and, in consideration of the Transfer to it of [______] Units by [__________] [as a Permitted Transferee of / pursuant to Section 9.__ of the Agreement] and its admission as a member of CMJV LLC, hereby agrees to become a party to, and to be bound by all of the terms and conditions of, the Agreement as a “Member” [and a Permitted Transferee of __________] with the same force and effect as if it had executed the Agreement as an original party. The undersigned makes the representations set forth in Sections 12.1(a) through (d) and 4.6(e) of the Agreement as of the date hereof. Notices to the undersigned shall be sent to: [__________]. Dated: [__________].

[TRANSFEREE] By: _________________________________ Name: Title:

Acknowledged by:

CMJV LLC By: _________________________________ Name: Douglas Davis Title: Manager

EXHIBIT E

FORM OF DRAW REQUEST

To: CMJV LLC (as Lender under the Loan Agreement dated as of February 20, 2026, as amended (the “Loan Agreement”)); cc: VisionWave Holdings, Inc. and Sadot Group Inc.

Date: [__________]. Draw Request No. [__].

1. C.M. Composite Materials Ltd. (“CM”) hereby requests an Advance under the Loan Agreement in the amount of U.S. $[__________] (not less than $250,000 and an integral multiple of $50,000), to be funded on or about [date, not less than 15 Business Days after the date hereof] to the following account: [bank, account number, SWIFT].

2. Use of proceeds: [Itemize by Approved Budget line item, with amounts and vendor/payee; attach invoices, payroll registers or other supporting documentation.]

3. Budget comparison: [Attach actual-versus-Approved Budget comparison for the period since the last Draw Request, with explanation of variances exceeding 10% by line item.]

4. Cash flow forecast: [Attach 13-week cash flow forecast.]

5. Certifications. The undersigned officers of CM certify that, as of the date hereof and after giving effect to the requested Advance: (a) the representations and warranties of CM in the Loan Agreement are true and correct in all material respects; (b) no Event of Default, and no event that with notice or lapse of time would constitute an Event of Default, has occurred and is continuing; (c) no Material Adverse Effect has occurred since [date of last Draw Request / Closing Date]; (d) CM is in compliance with the Giza Settlement Agreement and all installments thereunder due through the date hereof have been paid; (e) the proceeds of the requested Advance will be used solely as set forth in paragraph 2; (f) the security interests granted under the Loan Agreement remain valid, perfected and first-priority; (g) all reports required under Section 7.1 of the Loan Agreement have been delivered; and (h) the aggregate principal amount of Advances outstanding under the Loan Agreement, after giving effect to the requested Advance, will be U.S. $[__________], which does not exceed the Commitment.

C.M. COMPOSITE MATERIALS LTD. By: ______________________ Name: Matania (Mati) Moskovich, Chief Executive Officer.

Approval: VisionWave Holdings, Inc. — Approved / Not Approved [reasons] — By: ________ Date: ______. Sadot Group Inc. — Approved / Not Approved [reasons] — By: ________ Date: ______.